Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

BY THIS AMENDED AND RESTATED CREDIT AGREEMENT (together with any amendments or modifications, the "Agreement"), entered into as of October 21, 2013, by and between KNIGHT TRANSPORTATION, INC., an Arizona corporation (the "Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION (the "Lender"), in consideration of the mutual promises herein contained and for other valuable consideration, the parties hereto do agree as follows:

RECITALS

A.           The Borrower has asked the Lender to provide a revolving credit facility (the "RLC Facility") in the maximum principal amount of $300,000,000.00 to the Borrower to fund Borrower's working capital, the repurchase of the capital stock of Borrower, general corporate purposes, including but not limited to, Permitted Acquisitions, of which an amount up to the Letter of Credit Commitment may be applied to the issuance of one or more Letters of Credit.

B.           The Lender has extended or is willing to extend such credits to the Borrower on the terms and subject to the conditions herein set forth.

C.           Effective as of the delivery of this Agreement, the Credit Agreement dated September 15, 2005, as amended from time to time, between the Borrower and the Lender (the "Prior Agreement") will be terminated and replaced by this Agreement.

Accordingly, the Borrower and the Lender agree as follows:

                     ARTICLE 1

DEFINITIONS

Section 1.1 Defined Terms.  Although terms may be defined elsewhere in this Agreement, as used in this Agreement, the following terms shall have the meanings specified below:

“Acquiree” has the meaning ascribed thereto in the definition of “Permitted Acquisition” contained herein.

“Acquisition” means any transaction or series of related transactions resulting, directly or indirectly, in: (a) the acquisition by any Person of: (i) all or substantially all of the assets of another Person; or (ii) any business unit or division of another Person; (b) the acquisition by any Person of in excess of 50.00% of the equity interests of any other Person, or otherwise causing any other Person to become a Subsidiary of such Person; or (c) a merger or consolidation, or any other combination, of any Person with another Person (other than a Person that is a Subsidiary) in which Borrower is the surviving Person; provided, however, that Acquisition will not include any such transaction between Borrower and any Subsidiary of Borrower or between any Subsidiaries of Borrower listed on Schedule "2.19" hereof.

"Affiliate" shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

"Agreement" shall mean this Credit Agreement, as amended or modified from time to time.

"Applicable Interest Rate" with respect to a given Borrowing shall mean the interest rate in effect for that Borrowing as determined pursuant to Section 2.8 herein.

"Applicable Margin" shall mean the following:

LIBOR               Base Rate
Borrowing            Borrowing
75.0 basis points      0.0 basis points

"Average Adjusted Daily Undrawn Balance" shall equal the average daily unused amount of the Commitment during the preceding calendar quarter.  For this purpose, the Letter of Credit Balance shall be deemed to be a use of the Commitment.

"Base Rate" shall mean the Prime Rate.

"Base Rate Borrowing" shall mean a Borrowing bearing interest at a rate determined by reference to the Base Rate.

"Board" shall mean the Board of Governors of the Federal Reserve System of the United States.

"Borrower" shall mean KNIGHT TRANSPORTATION, INC., an Arizona corporation.

"Borrowing" shall mean an outstanding principal amount of the Revolving Loan as to which a single Interest Period is in effect and with respect to which a single Applicable Interest Rate applies.

"Business Day" shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of Arizona) on which commercial banks are open for business in Phoenix, Arizona; provided, however, that, when used in connection with a LIBOR Borrowing, the term "Business Day" shall exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

"Capital Lease" shall mean any lease of any property (whether real, personal or mixed) required by GAAP to be accounted for as a capital lease on the balance sheet of the lessee.

"Capital Lease Obligations" of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

A "Change in Control" shall be deemed to have occurred if, after the date hereof, (a) any person or group (within the meaning of Rule 13d-3, as in effect on the date hereof, promulgated by the SEC under the 1934 Act), shall acquire, directly or indirectly, beneficially or of record, shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; (b) a majority of the seats (other than vacant seats) on the board of directors become occupied by persons not members of said board on the date hereof that were neither (i) nominated by the board of directors of the Borrower, nor (ii) appointed by directors so nominated; or (c) any person or group shall otherwise directly or indirectly Control the Borrower.

"Closing Date" shall mean the date of the first Credit Event hereunder.

"Code" shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

"Commitment" shall mean the commitment of the Lender as to the Facility hereunder, as such Commitment may be permanently terminated or reduced from time to time pursuant to Section 2.10.  The Commitment shall fully, automatically and permanently terminate on the RLC Maturity Date.

"Commitment Fee" shall have the meaning assigned to such term in Section 2.6(a).

"Control" shall mean the power to direct or cause the direction of the management or policies of a person, whether through rights of ownership under voting securities, under contract or otherwise, and "Controlling" and "Controlled" shall have meanings correlative thereto.

"Credit Event" shall have the meaning given such term in Article IV.

"Default Rate" shall mean a rate per annum (computed as provided in Section 2.8(b)) equal to the Base Rate plus three percent (3.0%) and changing in conformity with each change in the Base Rate.

"Designated Officer" shall mean any of the Chairman of the Board, President, any Vice President, the Chief Financial Officer, and the Chief Accounting Officer of the Borrower.

"Dollars" or "$" shall mean lawful money of the United States of America.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

"ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.

"ERISA Liabilities" shall mean at any time the minimum liability with respect to Plans that would be required to be reflected at such time as a liability on the consolidated balance sheet of the Borrower under GAAP.

"Event of Default" shall have the meaning assigned to such term in Article VII.

"Existing Letters of Credit" shall mean the letters of credit outstanding on the Closing Date issued under the Prior Agreement, which letters of credit are listed on Schedule 2A.5 attached hereto.

"Facility" shall mean the RLC Facility.

"Fees" shall mean the Commitment Fee and all other fees and charges, if any, (other than interest) payable hereunder or otherwise payable in connection with the Facility.

"Financial Covenants":  See Section 5.11.

"Financial Officer" of any Person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such Person.

"GAAP" shall mean generally-accepted accounting principles in the United States.

"Governmental Authority" shall mean any federal, state, tribal, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

"Guarantee" of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "Primary Obligor") in any manner, whether directly or indirectly, and including without limitation any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

"Guaranties", each a Guaranty, shall have the meaning given such term in Section 2.19.

"Guarantors," each a "Guarantor," shall mean each Subsidiary of Borrower.

"Indebtedness" of a Person shall mean each of the following (without duplication) that, individually, is in excess of $100,000.00 in outstanding amount (in Dollars or the equivalent at market exchange rates) on the date such obligation is incurred: (a) obligations of that Person to any other Person for payment of borrowed money, (b) Capital Lease Obligations, (c) notes and drafts drawn or accepted by that Person payable to any other Person, whether or not representing obligations for borrowed money (but without duplication of indebtedness for borrowed money), (d) any obligation for the purchase price of property the payment of which is deferred for more than one year or evidenced by a note or equivalent instrument, (e) Guarantees of Indebtedness of third parties, and (f) a recourse or non-recourse payment obligation of any other Person that is secured by a Lien on any property of the first Person, whether or not assumed by the first person, up to the fair market value (from time to time) of such property (absent manifest evidence to the contrary, the fair market value of such property shall be the amount determined under GAAP for financial reporting purposes).

"Information" shall have the meaning defined in Section 8.17 hereof.

"Interest Payment Date" shall mean (a) with respect to a Base Rate Borrowing, the first day of each month in arrears, and (b) with respect to any LIBOR Borrowing, the last day of the Interest Period applicable thereto and, in the case of a LIBOR Borrowing with an Interest Period of more than three months' duration (if at any time made available under this Agreement), each day that would have been an Interest Payment Date for such Borrowing had successive Interest Periods of three months' duration been applicable to such Borrowing and, in addition, (c) each of (i) the date of any conversion of a Borrowing with or to a Borrowing of a different Type, (ii) the date of prepayment of a Borrowing, and (iii) the RLC Maturity Date.

"Interest Period" shall mean (a) as to any LIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect, or, if earlier, on the RLC Maturity Date and (b) as to any Base Rate Borrowing, the period commencing on the date of such Borrowing and ending on the RLC Maturity Date, the date such Borrowing is converted to a Borrowing of a different Type in accordance with Section 2.11 or the date of repayment or prepayment of such Borrowing in accordance with Section 2.5 or 2.12; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of LIBOR Borrowings only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

"Lender" shall mean WELLS FARGO BANK, NATIONAL ASSOCIATION.

"Letter of Credit Balance" shall mean, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time plus (b) the aggregate amount which has been drawn under Letters of Credit but for which the Lender has not been reimbursed by the Borrower.

"Letter of Credit Commitment" shall mean $50,000,000.00.

"Letter of Credit Disbursement" shall mean any payment or disbursement made by the Lender under or pursuant to a Letter of Credit.

"Letters of Credit" shall mean letters of credit issued by the Lender for the account of the Borrower pursuant to Article IIA as well as the Existing Letters of Credit.

"LIBOR Borrowing" shall mean a Borrowing bearing interest at a rate determined by reference to the LIBOR Rate.

"LIBOR Rate" shall mean, with respect to any LIBOR Borrowing for any Interest Period, the average of the interest rate per annum equal to the composite London interbank offered rate for Dollar deposits approximately equal in principal amount to such LIBOR Borrowing and for a maturity comparable to such Interest Period for delivery on the first day of the Interest Period, adjusted for reserve requirements.

"Lien" shall mean any mortgage, pledge, security interest or similar lien.

"Loans" shall mean the loan made available by the Lender to the Borrower, in the form of the Revolving Loan under the RLC Facility.

"Loan Documents" shall mean this Agreement, the Note, the Guaranties and all other documents, instruments and agreements of every kind and description at any time undertaken by any Person for the benefit of the Lenders in connection with the Loans.

"Margin Stock" shall have the meaning given such term under Regulation U.

"Material Adverse Effect" shall mean (a) a material adverse effect in the business, operations, results of operations, assets, liabilities or financial condition  of Borrower or any Subsidiary of Borrower, (b) a material impairment of the Borrower's or any Subsidiary's ability to perform its obligations under any of the Loan Documents, or (c) a material impairment of the Lender's ability to enforce the Borrower's or any Subsidiary's obligations under any of the Loan Documents as a result of an action or failure to act on the part of Borrower or any of its Subsidiaries.

"Maximum RLC Commitment" shall mean $300,000,000.00.

"Multiemployer Plan" shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

"1934 Act" shall mean the United States Securities Exchange Act of 1934, as amended.

"Note" shall mean a revolving credit note of the Borrower executed and delivered as provided in Section 2.7 as such Note might be amended, modified, extended and restated from time to time.

"PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Acquisition” means any Acquisition made by the Borrower or any of its Subsidiaries so long as: (a) such Acquisition is undertaken in accordance with all applicable laws, rules, regulations and orders of any Governmental Authority; (b) no Event of Default exists immediately prior to, or would exist immediately after, giving effect to such Acquisition; (c) in connection with such Acquisition, Borrower has obtained and delivered to Lender the prior, effective written consent of the board of directors or equivalent governing body or equity holders of the Person or business so acquired (the “Acquiree”) at least one Business Day prior to the date of the consummation of such Acquisition; (d) the Acquiree shall be engaged principally in the same business or a business reasonably related thereto as Borrower or the Subsidiary of Borrower proposing to effect such Acquisition; (e) Borrower shall provide to Lender evidence reasonably satisfactory to Lender detailing pro forma compliance with all financial covenants set forth in Section 5.11 for each of the four consecutive fiscal quarters following the consummation of such Acquisition (provided that for purposes hereof, the pro forma consolidated Funded Debt to consolidated EBITDA shall not be greater than 1.75 to 1.0), with such information to be provided to Lender at least three Business Days prior to the date of the consummation of such Acquisition.

"Permitted Lien" shall mean a Lien permitted under Section 6.1.

"Person" shall mean any natural person (whether or not acting in a representative capacity), corporation, limited liability company, business trust, joint venture, association, sole proprietorship, partnership or government, or any agency or political subdivision thereof.

"Plan" shall mean any pension plan (other than a Multiemployer Plan) that is (1) a qualified plan under Section 401(a) of the Code, (ii) subject to the provisions of Title IV of ERISA or Section 412 of the Code and (iii) maintained for employees of the Borrower or any ERISA Affiliate.

"Potential Default" shall mean any act, event or condition which upon notice, lapse of time or both would constitute an Event of Default.

"Prime Rate" shall mean at any time the rate of interest per annum most recently announced within the Lender at its principal office in San Francisco as its prime rate, with the understanding that the prime rate of the Lender is one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as the Lender may designate; each change in the Prime Rate shall be effective on the date such change is announced within the Lender.

"Prior Agreement":  See Recital C.

"Quarterly Certificate" shall mean that Quarterly Compliance Certificate in the form of Exhibit "C".

"Redeployment Loss":  See Section 2.15.

"Regulation D" shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

"Regulation T" shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

"Regulation U" shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

"Regulation X" shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

"Reportable Event" shall mean any reportable event as defined in Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

"Revolving Loan" shall mean the revolving line of credit loans made available by the Lender to the Borrower pursuant to Article II.  The Revolving Loan shall be composed of one or more LIBOR Borrowings and/or Base Rate Borrowings.

"RLC Balance" means the outstanding aggregate principal amount of all Borrowings.

"RLC Commitment" shall mean the Maximum RLC Commitment.

"RLC Facility":  See Recital A, which Facility consists of the Revolving Loan and the Letters of Credit.

"RLC Maturity Date" shall mean October 21, 2016.

"SEC" shall mean the United States Securities and Exchange Commission.

"Subsidiary" of a Person shall mean any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person, by one or more of the other Subsidiaries of that Person, or by any combination thereof.

"Subordinated Debt" shall mean Indebtedness of the Borrower whose payment is subordinated in writing to the payment of the Loans and the other obligations of the Borrower under this Agreement, to the satisfaction of the Lender.

"Termination" shall mean the payment in full of the principal amount of all Loans, all accrued interest thereon and all fees with respect thereto, coupled with termination of the Facility and all other obligations (if any) of the Lender to advance funds or extend credit to or for the benefit of the Borrower pursuant to this Agreement.

"Termination Date" shall mean the date of the occurrence of the last event to occur required for Termination to occur.

"Type," when used in respect of any Borrowing, shall refer to the rate by reference to which interest on such Borrowing is determined.  For purposes hereof, "rate" shall mean the LIBOR Rate or the Base Rate.

"Wells Fargo" shall mean Wells Fargo Bank, National Association.

Section 1.2 Terms Generally.  The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of this Agreement, and Exhibits and Schedules to this Agreement, unless the context shall otherwise require.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect in the United States of America from time to time; provided, however, that, for purposes of determining compliance with any covenant set forth in Article V or Article VI, such terms shall be construed in accordance with GAAP as in effect on the date of this Agreement.

ARTICLE 2

THE RLC FACILITY

 Section 2.1 The RLC Commitment.

(a) Subject to the terms and conditions herein set forth, the Lender agrees to make advances of its Revolving Loan to the Borrower, at any time and from time to time on and after the date hereof and until the RLC Maturity Date, in an aggregate principal amount at any time outstanding not to exceed the RLC Commitment, subject, however, to the conditions that at no time shall the outstanding aggregate principal amount of all Borrowings pursuant to the Revolving Loan, together with the Letter of Credit Balance, exceed the Maximum RLC Commitment.  The RLC Commitment may be terminated or reduced from time to time pursuant to Section 2.10.  Within the foregoing limits, the Borrower may borrow, pay or prepay and reborrow hereunder, on and after the date hereof and prior to the RLC Maturity Date, subject to the terms, conditions and limitations set forth herein.

(b) Each advance of the proceeds of the Revolving Loan shall constitute a single Borrowing.  Each LIBOR Borrowing shall be in a principal amount which is an integral multiple of $100,000.00 and not less than $1,000,000.00 (or, if less, a principal amount equal to the remaining balance of the available RLC Commitment).

Section 2.2 [Intentionally left blank].

Section 2.3 Procedures for Borrowings Under the RLC Facility.

(a) Each advance under the Revolving Loan shall be a single LIBOR Borrowing or a single Base Rate Borrowing, as the Borrower may request.  Borrowings of more than one Type may be outstanding at the same time.  For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(b) At such time as Borrower wishes to request a Borrowing, Borrower shall give Lender notice specifying: (i) the interest rate option selected by Borrower; and (ii) the principal amount subject thereto.  Any such notice may be given by telephone (or such other electronic method as Bank may permit, including any notice or Borrowing conducted using Lender's Commercial Electronic Office® system) so long as, with respect to each LIBOR Borrowing, (A) if requested by Lender, Borrower provides to Lender written confirmation thereof not later than three (3) Business Days after such notice is given, and (B) such notice is given to Bank prior to 10:00 a.m. on the first day of the Interest Period, or at a later time during any Business Day if Lender, at its sole option but without obligation to do so, accepts Borrower's notice and quotes a fixed rate to Borrower.  If Borrower does not immediately accept a fixed rate when quoted by Bank, the quoted rate shall expire and any subsequent LIBOR request from Borrower shall be subject to a redetermination by Lender of the applicable fixed rate.  If no specific designation of interest is made at the time any advance is requested hereunder or at the end of any Interest Period, Borrower shall be deemed to have made a request for a Base Rate Borrowing.

Section 2.4 Revolving Loan.  The Revolving Loan shall be made as part of a Borrowing made by the Lender.

Section 2.5 Reborrowings.  Subject to Section 2.11, the Borrower may reborrow all or any part of any Borrowing with a Borrowing of the same or a different Type made pursuant to Section 2.3, subject to the conditions and limitations set forth herein and elsewhere in this Agreement.  Any Borrowing or part thereof so reborrowed or combined shall be deemed to have been repaid in accordance with Section 2.7 with the proceeds of a new Borrowing hereunder, and the proceeds of the new Borrowing (except to the extent, if any, they exceed the principal amount of the Borrowing(s) being reborrowed) shall not be disbursed to the Borrower.

Section 2.6 Fees.

(a) The Borrower agrees to pay to the Lender (i) quarterly in arrears for each calendar quarter ending each March 31, June 30, September 30 and December 31, on the last Business Day of each calendar quarter, commencing September 30, 2013 and (ii) on the date on which the RLC Commitment shall be terminated as provided herein, for the period from the end of the preceding calendar quarter to the date of such termination, a commitment fee (the "Commitment Fee") at a rate per annum equal to 10.00 basis points (.10%) on the Average Adjusted Daily Undrawn Balance during the preceding calendar quarter (or shorter period (1) commencing with the date hereof or (2) ending with the RLC Maturity Date or any other date on which the Commitment shall be terminated).  The Commitment Fee shall be computed on the basis of the actual number of days elapsed in a year of 360 days.  The Commitment Fee shall be deemed to commence to accrue as of June 30, 2013 and shall cease to accrue on the earlier of the RLC Maturity Date and the termination of the Commitment of Lender as provided herein.

(b) Once paid, the Commitment Fee shall not be refundable under any circumstances.

Section 2.7 Note; Repayment of Revolving Loan.  The Revolving Loan made by the Lender shall be evidenced by a note duly completed and executed on behalf of the Borrower, dated the date of this Agreement, in the form of Exhibit "A" hereto, and payable to the order of the Lender in a principal amount equal to the Maximum RLC Commitment.  The Note shall bear interest from the date thereof on the outstanding principal balance thereof as set forth in Section 2.8.  The Lender may (and is hereby authorized by the Borrower, at the Lender's discretion, to) endorse on a schedule attached to the Note (or on a continuation of such schedule attached to such Note and made a part thereof), or otherwise to record in the Lender's internal records, an appropriate notation evidencing the date and amount of each Borrowing under the Revolving Loan, each payment or prepayment of principal of any such Borrowing and the other information provided for on such schedule; provided, however, that the failure of the Lender to make such a notation or any error therein shall not in any manner affect the obligation of the Borrower to repay each Borrowing under the Revolving Loan in accordance with the terms of the Note.

Section 2.8 Interest on Revolving Loans.

(a) Subject to the provisions of Sections 2.9 and 2.11, each LIBOR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to, the LIBOR Rate for the Interest Period in effect for such LIBOR Borrowing plus the Applicable Margin.  Interest on each LIBOR Borrowing shall be payable on each applicable Interest Payment Date.  The LIBOR Rate for each Interest Period shall be determined by the Lender, and such determination shall be conclusive absent manifest error.  The Lender shall promptly advise the Borrower of such determination.

(b) Subject to the provisions of Sections 2.9 and 2.11, each Base Rate Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days, as the case may be) at a rate per annum equal to the Base Rate plus the Applicable Margin.  Interest on each Base Rate Borrowing shall be payable on each applicable Interest Payment Date.  The Base Rate shall be determined by the Lender and such determination shall be conclusive absent manifest error.  The Lender shall promptly advise the Borrower of such determination.

Section 2.9 Default Interest.  If the Borrower shall default in the payment of the principal of or interest on any Revolving Loan or any other amount becoming due hereunder, whether by scheduled maturity, notice of prepayment, acceleration or otherwise, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount up to (but not including the date of actual payment (after as well as before judgment) at the Default Rate.

Section 2.10 Termination and Reduction of Commitments.

(a) The RLC Commitment shall be automatically terminated on the RLC Maturity Date.

(b) Upon at least three (3) Business Days' prior irrevocable written or telecopy notice to the Lender, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the RLC Commitment; provided, however, that each partial reduction of the Maximum RLC Commitment shall be in an integral multiple of $100,000.00 and in a minimum principal amount of $1,000,000.00; and provided further, that the Borrower shall not be permitted to terminate or reduce the Maximum RLC Commitment if, as a result respectively, the aggregate principal amount of the outstanding Borrowings together with the Letter of Credit Balance outstanding hereunder would exceed such reduced amount of the Maximum RLC Commitment.

Section 2.11 Conversion and Continuation of Borrowings.  At any time any portion of the RLC Facility bears interest determined in relation to the LIBOR Rate for an Interest Period, it may be continued by Borrower at the end of the Interest Period applicable thereto so that all or a portion thereof bears interest determined in relation to the Base Rate or the LIBOR Rate for a new Interest Period designated by Borrower.  At any time any portion of the RLC Facility bears interest determined in relation to the Base Rate, Borrower may at any time convert all or a portion thereof so that it bears interest determined in relation to the LIBOR Rate for an Interest Period designated by Borrower, subject in each case to the following:

(a) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, the aggregate principal amount of such Borrowing converted or continued shall be an integral multiple of $100,000.00 and not less than $1,000,000.00;

(b) any LIBOR Borrowing may be converted only at the end of the Interest Period applicable thereto;

(c) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a LIBOR Borrowing; and

(d) any portion of a LIBOR Borrowing which cannot be continued as a LIBOR Borrowing by reason of clauses (b) and (c) above shall be automatically converted at the end of the Interest Period in effect for such Borrowing into a Base Rate Borrowing.

Section 2.12 Prepayment.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Lender, such notice to be three Business Days with respect to a LIBOR Borrowing and one Business Day with respect to a Base Rate Borrowing; provided, however, that each partial prepayment shall be in an amount which is an integral multiple of $100,000.00 and not less than $1,000,000.00.

(b) On the date of any termination or reduction of the Maximum RLC Commitment pursuant to Section 2.10, the Borrower shall pay or prepay an amount of the Revolving Loan such that the sum of the aggregate principal amount of such Loan outstanding together with the Letter of Credit Balance will not exceed the Commitment after giving effect to such termination or reduction.

(c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing (or portion thereof) by the amount stated therein on the date stated therein.  All prepayments under this Section shall be subject to Section 2.15 but otherwise without premium or penalty.  All prepayments under this Section shall be accompanied by a payment of accrued interest on the amount being prepaid to the date of payment.

Section 2.13 Reserve Requirements; Change in Circumstances.

(a) If the Lender shall have determined that the adoption after the date hereof of any law, rule, regulation or guideline regarding capital adequacy, special deposit, insurance or any change after the date hereof in any of the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender's holding company with any request or directive promulgated after the date hereof regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Lender's or on the capital of the Lender's holding company, if any, as a consequence of this Agreement or the Revolving Loan, including the issuance of any Letter of Credit, made by the Lender to a level below that which the Lender's holding company could have achieved but for such adoption, change or compliance (taking into consideration the Lender's policies and the policies of the Lender's holding company with respect to capital adequacy) by an amount deemed by the Lender in good faith to be material, then from time to time the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender's holding company for any such reduction suffered.

(b) Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law or regulation (either by way of changes in existing laws or regulations or the introductions of new laws or regulations) or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to the Lender of the principal of or interest on any LIBOR Borrowing made by the Lender, Fees or other amounts payable hereunder (other than changes in respect of taxes imposed on the net income of the Lender), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by the Lender, including without limitation any reserve requirement that may be applicable to "eurocurrency liabilities" under and as defined in Regulation D, or shall impose on the Lender or the London interbank market any other condition affecting this Agreement or any LIBOR Borrowing made by the Lender, and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any LIBOR Borrowing or to reduce the amount of any sum received or receivable by the Lender hereunder or under the Note (in respect of LIBOR Borrowing only), whether of principal, interest or otherwise, by an amount deemed by the Lender in good faith to be material, then, the Borrower will pay to the Lender upon demand such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(c) A certificate of the Lender setting forth such amount or amounts as shall be necessary to compensate the Lender or its holding company as specified in paragraph (a) or (b) above, as the case may be, and setting forth in reasonable detail the manner in which such amount or amounts shall have been determined shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay the Lender the amount shown as due on any such certificate delivered by it within ten (10) days after its receipt of the same.

(d) Failure on the part of the Lender to demand compensation for any increased costs or reduction in amounts received or receivable with respect to any period shall not constitute a waiver of the Lender's right to demand compensation with respect to such period or any other period.  The protection of this Section shall be available to the Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed, provided that if the Lender is compensated for such increased costs or reduction by any Governmental Authority or third party in the event such invalidity or inapplicability is finally determined, then the Lender shall return to the Borrower the respective compensation paid by the Borrower, up to the lesser of such amount as is received by the Lender or such amount as was paid by the Borrower.

(e) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section shall survive Termination, provided that the Borrower shall have no further obligation to the Lender under this Section unless a certificate setting forth the amount of such obligation shall have been delivered by the Lender pursuant to paragraph (c) above within ninety (90) calendar days after the Termination Date.

(f) The Lender shall give notification to the Borrower of any event or prospective event which will give rise to the operation of paragraphs (a) or (b) of this Section, such notification to be sent within thirty (30) days of the date of the public promulgation of the effective date of any such law, rule, regulation, guidelines or change therein.

Section 2.14 Change in Legality.

(a) Notwithstanding any other provision herein, if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for the Lender to make or maintain any LIBOR Borrowing or to give effect to its obligations as contemplated hereby with respect to any LIBOR Borrowing, then by written notice to the Borrower setting forth in reasonable detail the relevant circumstances and the effect thereof, the Lender may:

(i) declare that LIBOR Borrowings will not thereafter be made by the Lender hereunder, whereupon any request by the Borrower for a LIBOR Borrowing shall be deemed a request for a Base Rate Borrowing unless such declaration shall be subsequently withdrawn; and

(ii) require that all outstanding LIBOR Borrowings made by it be converted to Base Rate Borrowings, in which event all such LIBOR Borrowings shall be automatically converted to Base Rate Borrowings as of the effective date of such notice as provided in paragraph (b) below.

In the event the Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the LIBOR Borrowings that would have been made by the Lender or the converted LIBOR Borrowings of the Lender shall instead be applied to repay the Base Rate Borrowings made by the Lender in lieu of, or resulting from the conversion of, such LIBOR Borrowings.

(b) For purposes of this Section, a notice to the Borrower by the Lender shall be effective as to each LIBOR Borrowing, if lawful, on the last day of the Interest Period currently applicable to such LIBOR Borrowing; in all other cases such notice shall be effective on the date of receipt by the Borrower.

(c) The Lender shall use its best efforts to give prompt notification to the Borrower of any event or prospective event which will give rise to the operation of paragraph (a) of this Section.

Section 2.15 Redeployment Loss.  The Borrower shall pay to the Lender on demand against any Redeployment Loss (defined below) arising as a consequence of any payment, prepayment (optional or mandatory) or conversion of a LIBOR Borrowing required by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period applicable thereto, or failure to borrow, convert or extend a LIBOR Borrowing after giving notice.  "Redeployment Loss" shall mean, in each circumstance, a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in such Interest Period matures, calculated as follows for each such month:

(i) Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Interest Period applicable thereto.

(ii) Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Interest Period at the LIBOR Rate in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(iii) If the result obtained in (ii) for any month is greater than zero, discount that difference by the LIBOR Rate used in (ii) above.

The Borrower acknowledges that prepayment of such amount may result in the Lender incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities.  The Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of the Lender.  If the Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at the Default Rate.

A certificate of the Lender setting forth in reasonable detail any amount or amounts which the Lender is entitled to receive pursuant to this Section and setting forth in reasonable detail the manner in which such amounts shall have been determined shall be delivered to the Borrower and shall be conclusive absent manifest error.  Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section shall survive Termination provided that the Borrower shall have no further obligation to the Lender under this Section unless a certificate setting forth the amount of such obligation shall have been delivered by the Lender pursuant to the preceding sentence within ninety (90) calendar days after the Termination Date.

Section 2.16 Payments.

(a) The Borrower shall make each payment (including without limitation principal of or interest on any Borrowing or any Fees or other amounts) hereunder and under any other Loan Document no later than 11:00 a.m., Phoenix, Arizona time, on the date when due in Dollars to the Lender at its offices at 100 West Washington, Phoenix, Arizona 85003, or at such other location as it may direct the Borrower in writing to use, in immediately available funds.

(b) Whenever any payment (including without limitation principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

(c) The Borrower authorizes the Lender to collect all principal and interest due under each Loan by charging the Borrower's demand deposit account number 4159-518950 with the Lender, or any other demand deposit account maintained by the Borrower with the Lender, for the full amount thereof.  Should there be insufficient funds in any such demand deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by the Borrower.

Section 2.17 Taxes.

(a) All payments by the Borrower under this Agreement shall be made without setoff or counterclaim and in such amounts as may be necessary in order that all such payments after deduction or withholding for or on account of any present or future taxes, levies, imposts, duties, withholdings or other charges of whatsoever nature and all liabilities with respect thereto, other than any taxes on or measured by the gross or net income of the Lender pursuant to the income and/or franchise tax laws of the jurisdictions in which the Lender is incorporated or organized or in which the principal office of the Lender or the branch that is a party to this Agreement of the Lender is located (all such nonexcluded taxes, levies, imposts, duties, withholdings and liabilities being hereinafter referred to as "Taxes"), shall not be less than the amounts otherwise specified to be paid by the Borrower to or for the account of the Lender (or any transferee or assignee (each, a "Transferee")) under this Agreement.  With respect to each deduction or withholding for or on account of any Taxes of the Lender (or Transferee), the Borrower shall promptly (and in any event not later than forty-five (45) days thereafter) furnish to the Lender (or Transferee) a receipt evidencing payment thereof.

(b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "Stamp Taxes").

(c) The Borrower will indemnify the Lender (or Transferee) for the full amount of Taxes and Stamp Taxes (including without limitation any Taxes or Stamp Taxes imposed by any jurisdiction on amounts payable under this Section) paid by the Lender (or Transferee) and any liability (including without limitation penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Stamp Taxes were correctly or legally asserted by the relevant taxing authority or other Governmental Authority.  Such indemnification shall be made within thirty (30) days after the date the Lender (or Transferee) makes written demand therefor.  If the Lender, as the result of any Tax with respect to which the Borrower is required to make a payment pursuant to this Section shall realize a tax credit or refund in its country or other jurisdiction of incorporation or organization or in the jurisdiction in which its principal office is then located, which tax credit or refund would not have been realized but for the Borrower's payment of such Tax, the Lender shall pay to the Borrower an amount equal to such tax credit or refund (to the extent of amounts that have been paid by the Borrower under this Section with respect to such credit or refund) net of all out-of-pocket expenses of the Lender; provided that the Borrower, upon the request of the Lender, agrees to return such credit or refund (plus penalties, interest or other charges) to the Lender in the event the Lender is required to repay such credit or refund to the relevant taxing authority.  Any amount required to be calculated pursuant to this Section shall be calculated in good faith by the Lender (or Transferee), and such calculation shall be conclusive and binding upon the parties hereto.

(d) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section shall survive Termination, provided that the Borrower shall have no further obligation to the Lender under this Section unless a certificate setting forth the amount of such obligation shall have been delivered by the Lender to the Borrower within ninety (90) calendar days after the Termination Date.

(e) Nothing contained in this Section shall require the Lender to make available any of its tax returns (or any other information relating to its taxes) which it deems to be confidential.

(f) The Lender shall give notification to the Borrower of any event or prospective event which will give rise to the operation of paragraphs (a) or (b) of this Section, such notification to be sent within thirty (30) days of the date of the public promulgation of the effective date of any such Taxes or Stamp Taxes.

Section 2.18 Termination or Assignment of Commitments Under Certain Circumstances.

(a) If the Lender claims any additional amounts payable pursuant to Section 2.13 or Section 2.17 or exercises its rights under Section 2.14, it shall (consistent with legal and regulatory restrictions) (i) promptly notify the Borrower of the circumstances giving rise to such additional amounts or the exercise of such rights and (ii) file any certificate or document requested by the Borrower or take any other action if the making of such a filing or change or the taking of such action would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue or avoid the circumstances giving rise to such exercise and would not, in the sole determination of the Lender (or Transferee), be otherwise disadvantageous to the Lender (or Transferee).

(b) The Lender represents and warrants to the Borrower that as of the date hereof it is not aware of any claims available to it under Section 2.13, 2.14 or 2.17 or any circumstances which it has determined will enable it to make any such claims.

Section 2.19 Guaranties.  At all times prior to Termination, the Borrower shall cause the Loans and the Borrower's obligations under this Agreement to be guaranteed by a valid and effective continuing guaranty (collectively, the "Guaranties") substantially in the form of Exhibit "B", duly executed and delivered by each of the Subsidiaries listed on Schedule "2.19" attached hereto.

                           ARTICLE 2A

LETTERS OF CREDIT

Section 2A.1 Letters of Credit.

(a) Provided that the Borrower has satisfied the conditions precedent contained in Section 2A.1(b) hereof, the Lender agrees, from time to time, to issue and/or renew Letters of Credit on behalf of the Borrower so long as (i) upon such issuance or renewal, an issuance fee is paid by the Borrower to the Lender in an amount equal to seventy-five basis points (0.75%) per annum (computed on the basis of the actual number of days elapsed in a year of 360 days) of the amount of each Letter of Credit, (ii) the Letter of Credit Balance, after giving effect to such Letter of Credit, will not exceed the Letter of Credit Commitment, and (iii) the outstanding aggregate principal amount of all Borrowings made by the Lender pursuant to the Revolving Loan, together with the Letter of Credit Balance, after giving effect to such Letter of Credit, will not exceed the Maximum RLC Commitment.

(b) The obligation of the Lender to issue and/or renew any Letters of Credit on behalf of the Borrower shall be subject to the following conditions precedent on the date of issuance or renewal of each such Letter of Credit:

(i) The Borrower shall execute and deliver to the Lender an application for letter of credit, specifying the amount of the requested letter of credit, the requested term thereof, which term may not exceed one year or the RLC Maturity Date, and the beneficiary thereof; and

(ii) No Event of Default shall exist and no event or condition shall exist that after notice or lapse of time, or both would constitute an Event of Default.

Section 2A.2 Disbursement and Reimbursement.

(a) Promptly after it shall have ascertained that any draft and any accompanying documents presented under a Letter of Credit appear to be in conformity with the terms and conditions of such Letter of Credit, the Lender shall give written or telecopy notice to the Borrower of the receipt and amount of such draft and the date on which payment thereon will be made.

(b) If the Lender shall pay any draft presented under a Letter of Credit, the Borrower shall pay to the Lender an amount equal to the amount of such draft before 10:00 a.m., Arizona time, on the Business Day immediately following the date of payment of such draft, together with interest on such amount at a rate per annum equal to the interest rate in effect for Base Rate Borrowings from (and including) the date of payment of such draft to (but excluding) the date of such payment by the Borrower.  The obligation of the Borrower to pay the amounts referred to above in this paragraph (b) shall be absolute, unconditional and irrevocable and shall be satisfied strictly in accordance with their terms irrespective of:

(i) any lack of validity or enforceability of any Letter of Credit;

(ii) the existence of any claim, setoff, defense or other right which the Borrower or any other Person may at any time have against the beneficiary under any Letter of Credit or the Lender (other than the defense of payment in accordance with the terms of this Agreement or a defense based on the gross negligence or willful misconduct of the Lender) or any other Person in connection with this Agreement or any other transaction;

(iii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect; provided that payment by the Lender under such Letter of Credit against presentation of such draft or document shall not have constituted gross negligence or willful misconduct;

(iv) payment by the Lender under a Letter of Credit against presentation of a draft or other document which does not comply in any immaterial respect with the terms of such Letter of Credit; provided that such payment shall not have constituted gross negligence or willful misconduct; or

(v) any other circumstance or event whatsoever, whether or not similar to any of the foregoing; provided that such other circumstance or event shall not have been the result of gross negligence or willful misconduct of the Lender.

It is understood that in making any payment under a Letter of Credit (1) the Lender's exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including without limitation, reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be forged, fraudulent or invalid in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and (2) any noncompliance in any immaterial respect of the documents presented under a Letter of Credit with the terms thereof shall, in either case, not be deemed willful misconduct or gross negligence of the Lender.

Section 2A.3 Existing Letters of Credit.  On and after the Closing Date, the Existing Letters of Credit shall be deemed for all purposes to be Letters of Credit outstanding under this Agreement and entitled to the benefits of this Agreement and the other Loan Documents, and shall be governed by the applications and agreements pertaining thereto and by this Agreement; provided, however, that, notwithstanding any other provision of this Agreement, no fees with respect to the issuance of the Existing Letters of Credit shall be due hereunder.

         ARTICLE 3

REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants to the Lender as follows:

Section 3.1 Organization; Corporate Powers; Etc.  (a) Each of the Borrower and its Subsidiaries is a corporation or a limited liability company ("LLC") duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation; (b) each of the Borrower and its Subsidiaries has the corporate or LLC power and authority to own its property and assets and to carry on its business as now conducted and is qualified to do business in every jurisdiction where such qualification is required except where the failure to so qualify would not result in a material adverse effect on the business, assets, operations or condition (financial or otherwise) of the Borrower; (c) the Borrower has the corporate power to execute, deliver and perform this Agreement and the other Loan Documents and to borrow hereunder; and (d) each Subsidiary has the corporate or LLC power to execute, deliver and perform its Guaranty.

Section 3.2 Authorization; Etc.  The execution, delivery and performance by the Borrower of this Agreement, the Borrowings hereunder, and the issuance, execution and delivery of the Note: (a) have been duly authorized by all requisite corporate action; (b) will not violate (i) any provision of law, any order of any court, or any rule, regulation or order of any other agency of government, (ii) the Articles of Incorporation or By-laws of the Borrower; or (iii) any provision of any material indenture, agreement or other instrument to which the Borrower is a party, or by which the Borrower or any of its properties or assets are or may be bound; (c) will not be in conflict with, result in a breach of or constitute (alone, with notice, with lapse of time, or with any combination of these factors) a default under any indenture, agreement or other instrument referred to in (b)(iii) above; and (d) will not result in the creation or imposition of any Lien upon any property or assets of the Borrower that is not a Permitted Lien.  Except for filings which may be required under the 1934 Act, no registration with or consent or approval of, or other action by, any Governmental Authority is required in connection with the execution, delivery and performance of this Agreement, the execution and delivery of the Note or the Borrowings hereunder.

Section 3.3 Enforceability.  This Agreement constitutes, and each other Loan Document when duly executed and delivered by the Borrower will constitute, the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and other laws of general applicability relating to or affecting creditors' rights from time to time in effect and to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

Section 3.4 Financial Condition and Information.

(a) The Borrower has heretofore furnished to the Lender copies of (i) the consolidated balance sheets of the Borrower as of December 31, 2012, and the related consolidated statements of income and shareholder's equity of the Borrower for the year ended December 31, 2012, including without limitation the related notes, audited by and including the opinion the independent public accountants of the Borrower, and (ii) the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 of the Borrower.  Such financial statements fairly state the consolidated financial condition of the Borrower as of the respective dates thereof and the consolidated results of the operations and changes in financial position of the Borrower for the periods covered thereby.  All such financial statements, including related schedules and notes thereto, have been prepared in accordance with GAAP.

(b) The Borrower (both before and after giving effect to the transactions contemplated hereby) is solvent, has assets having a fair value in excess of the amount required to pay its probable liabilities on its existing debts as they become absolute and matured, and has, and will have, access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature.

Section 3.5 No Material Adverse Change.  There has been no material adverse change in the business, operations, assets or condition (financial or otherwise) of the Borrower and its Significant Subsidiaries, taken as a whole (except as disclosed in the financial statements referred to in Section 3.4).

Section 3.6 Litigation.  There are no actions, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any property or rights of the Borrower (i) which would be reasonably likely in the aggregate to materially impair the ability of the Borrower to perform its obligations under this Agreement or the Note or materially impair the ability of the Borrower to carry on business substantially as now being conducted or (ii) for which insurance coverage has been denied that would have an adverse material effect on the Borrower.

Section 3.7 Federal Reserve Regulations.

(a) The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or X.

Section 3.8 Investment Borrower Act.  The Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Borrower Act of 1940, as amended.

Section 3.9 [Intentionally left blank]

Section 3.10 Tax Returns.  As of the filing date of the Borrower's Form 10-K, Form 10-Q or Form 8-K most recently filed with the SEC, the Borrower has duly filed or caused to be filed all federal, state and local tax returns which are required to have been filed and has paid or caused to be paid all material taxes required to be paid by it, except taxes the validity of which is being contested in good faith by appropriate proceedings and with respect to which the Borrower has set aside on its books such reserves as are required by GAAP.

Section 3.11 ERISA.  As of the filing date of the Borrower's Form 10-K, Form 10-Q or Form 8-K most recently filed with the SEC, the Borrower had no material undisclosed ERISA Liabilities under any Plans.

Section 3.12 Title to Properties: Possession.  The Borrower has good and indefeasible title to, or valid leasehold interests in, all its material properties and assets, subject only to encumbrances, adverse claims and defects in title which do not involve any risk of loss that is material to the Borrower and the Subsidiaries taken as a whole.  All such assets and properties are free and clear of all Liens other than those permitted by Section 6.1.  The Borrower has all licenses and rights necessary to enable it to use all material technology used by it in its operations.

Section 3.13 Use of Proceeds.  The Borrower will use the proceeds of any borrowing hereunder solely for the purposes set forth in the Recitals to this Agreement.

Section 3.14 Environmental Matters.  Except as disclosed by the Borrower to the Lender in writing prior to the date hereof, the Borrower and each Subsidiary is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of the Borrower's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time.  None of the operations of the Borrower or any Subsidiary is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment, except where any of the foregoing would not reasonably be expected to result in a Material Adverse Effect. Neither Borrower nor any Subsidiary has material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

Section 3.15 Subsidiaries.  All Subsidiaries, except any Existing Non-Guarantor Subsidiary (as defined in Section 5.12 of this Agreement) not required to be listed on Schedule "2.19" as a Guarantor, are correctly identified on Schedule "3.15" hereto.

Section 3.16 No Subordination.  There is no agreement, indenture, contract or instrument to which the Borrower is a party or by which the Borrower may be bound that requires the subordination in right of payment of any of the Borrower's obligations subject to this Agreement to any other obligation of the Borrower.

Section 3.17 Permits, Franchises.  The Borrower possesses, and will hereafter possess, all material permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

Section 3.18 Other Obligations.  The Borrower is not in default on any obligation in an amount greater than $1,000,000, whether such obligation is for borrowed money, a purchase money obligation or a material lease, commitment, contract, instrument or obligation.

                 ARTICLE 4

CONDITIONS TO CREDIT EVENTS

The obligations of the Lender to make the Loans, and to make each and every advance of the proceeds thereof (each of the foregoing events being called a "Credit Event") are subject to the prior or contemporaneous satisfaction of the following conditions:

Section 4.1 Credit Events.  On the date of each Credit Event, including the date of each reborrowing of a Borrowing as contemplated by Section 2.5:

(a) Borrower shall have complied with the provisions of Section 2.3.

(b) The representations and warranties set forth in Article III hereof shall have been true and correct in all material respects both (i) on the date hereof and (ii) as of such date, except to the extent such representations and warranties expressly relate and are limited to a different date.

(c) At the time of and immediately after such advance or reborrowing no Event of Default or Potential Default shall have occurred and be continuing or shall exist.

Each advance or refinancing hereunder shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the satisfaction of the conditions specified in paragraphs (b) and (c) of this Section 4.1.

Section 4.2 First Credit Event.  On the Closing Date:

(a) The Lender shall have received duly executed copies of this Agreement, the Guaranties or the Consent and Agreement of Guarantor attached hereto, as applicable, and all other Loan Documents.

(b) The Lender shall have received a duly executed Note complying with the provisions of Section 2.7.

(c) The Lender shall have received as to the Borrower and each Guarantor (i) a copy of its Certificate or Articles of Incorporation, including all amendments thereto, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate from such Secretary of State as of a recent date, as to its good standing; (ii) a certificate of its Secretary or Assistant Secretary dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of its By-Laws as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in the next clause of this sentence, (B) that attached thereto is a true and complete copy of resolutions duly adopted by its Board of Directors, authorizing the execution, delivery and performance of the Loan Documents and the Credit Events hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that its Certificate or Articles of Incorporation have not been amended since the date of the last amendment thereto shown on its certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on its behalf; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above.

(d) The Lender shall have received a certificate, dated the Closing Date and signed on behalf of the Borrower by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.1.

(e) The Lender shall have received a favorable written opinion of legal counsel to the Borrower, dated the Closing Date and addressed to the Lender, which opinion shall be in form and substance acceptable to Lender.

(f) The Lender shall have received all amounts due and payable hereunder or under the other Loan Documents on or prior to the Closing Date.

(g) The Lender shall have received payment of all expenses owed to the Lender pursuant to Section 8.5(a).

(h) All legal matters incident to this Agreement and the first Credit Event hereunder shall be reasonably satisfactory to the Lender and to its legal counsel.

(i) The Lender shall have received such additional documents as it may reasonably require.

               ARTICLE 5

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, at all times prior to Termination, unless the Lender shall otherwise consent in writing, it will:

Section 5.1 Existence.  Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate existence, material rights, licenses, permits and franchises material to the conduct of its business and that of its Subsidiaries; comply in all material respects with all applicable laws, rules, regulations, and orders (except that force majeure events will excuse noncompliance so long as noncompliance would not materially impair the creditworthiness of the Borrower) whether now in effect or hereafter enacted where the failure to so comply would be reasonably likely to have a material adverse effect on the business, assets, operations or condition (financial or otherwise) of the Borrower or that of its Subsidiaries; and, at all times maintain and preserve all material property required for the conduct of its business and that of its Subsidiaries as presently or hereafter conducted.

Section 5.2 Insurance.  Maintain adequate insurance by financially sound and reputable insurers of all properties of a character usually insured by companies engaged in the same or a similar business operating on a similar economic scale as the Borrower and its Subsidiaries against loss or damage resulting from fire, flood, property damage, workers compensation, or other risks insured against by extended coverage and of the kind customarily insured against by such companies, and maintain in full force and effect public liability insurance against claims for personal injury, death or property damage occurring upon, in, about or in connection with the use of any properties occupied or controlled by it and its Subsidiaries in such amounts as shall be customary among companies engaged in the same or similar businesses and similarly situated and maintain such other insurance as may be required by law with deductibles  or self-insurance for cargo loss, physical damage and auto liability (personal injury and property damage) not in excess of $5,000,000.00 per occurrence and not in excess of $2,000,000.00 per occurrence for worker’s compensation.

Section 5.3 Taxes and Other Liabilities.  Pay and discharge promptly any taxes, assessments and governmental charges or levies imposed upon the Borrower or any of its Subsidiaries or upon their income or profits or in respect of any material property (real or personal) of the Borrower or as any of its Subsidiaries, before the same shall become delinquent; provided, however, that neither the Borrower nor any of the Subsidiaries shall be required to pay and discharge or to cause to be paid and discharged any such obligation, tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower or such Subsidiary, as appropriate, shall set aside on its books such reserves as are required by GAAP with respect thereto.

Section 5.4 Financial Statements; Reports, etc.  Cause to be furnished to the Lender (as Information subject to the applicable requirements of Section 8.17 herein, if any):

(a) within ninety (90) days after the end of each fiscal year of the Borrower, a copy of Borrower's Form 10-K for such fiscal year as filed with the SEC;

(b) within forty-five (45) days after the end of each fiscal quarter of each fiscal year of the Borrower, a copy of Borrower's Form 10-Q for such fiscal quarter as filed with the SEC;

(c) concurrently with each delivery of the statements referred to in (a) and (b) above, the Quarterly Certificate certifying that to the best of its, his or her knowledge no Event of Default or Potential Default has occurred, or, if such an Event of Default or Potential Default has occurred, specifying the nature and extent thereof and accompanied by a statement of a Financial Officer of the Borrower specifying any corrective action taken or proposed to be taken with respect thereto, and setting forth in reasonable detail in the form of Exhibit "C" the calculation of financial measures and ratios required to demonstrate compliance with the covenants, conditions and agreements contained in Section 5.11 hereof, all determined as of the end of the period covered by said statements;

(d) [Intentionally left blank;]

(e) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower and its Subsidiaries as the Lender may reasonably request.

Section 5.5 Litigation and Other Notices.  Give the Lender prompt (but in no event more than five (5) days after the occurrence of each such event or matter) written or telecopy notice in reasonable detail of the following:

(a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default;

(b) any change in the name or the organizational structure of the Borrower;

(c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan;

(d) any termination or cancellation of any insurance policy which the Borrower is required to maintain unless it is renewed or replaced within 30 days so long as there is no lapse in coverage, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting the Borrower's property; or

(e) the filing or commencement of any action, suit or formal proceeding at law or in equity or by or before any court or hearing officer of any Governmental Authority against the Borrower involving amounts in excess of $5,000,000.00 that is not covered by insurance, or any other event or condition, which has resulted in, or which is reasonably likely to result in, a material adverse change in the business, operations or condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole and which has not been reported in the Borrower's most recent SEC filings on Form 10-K, 10-Q or 8-K.

Section 5.6 Maintaining Records: Access to Premises and Records.  Maintain all financial records in accordance with GAAP, and upon reasonable notice permit representatives of the Lender to have access to such financial records and the premises of the Borrower at reasonable times and to make such excerpts from such records as such representatives may deem necessary, provided that each person obtaining information shall hold all confidential information obtained in accordance with the restrictions set forth in Section 8.17.

Section 5.7 Use of Proceeds.  Use the proceeds of the Loans solely for the purposes set forth in Recitals hereto.

Section 5.8 Punctual Payments.  Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.

Section 5.9 Compliance.  Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply, and cause each of its Subsidiaries to comply, with the provisions of all documents pursuant to which it is organized and/or which govern its continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to it and/or its business, except where the failure to do any of the foregoing would not reasonably be expected to result in a Material Adverse Effect.

Section 5.10 Facilities.  Keep all properties useful or necessary to the Borrower's and its Subsidiaries' business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

Section 5.11 Financial Covenants.  Maintain Borrower's financial condition as follows using GAAP, calculated on a consolidated basis (except to the extent modified by the definitions herein) (the "Financial Covenants"):

(a)           Its total consolidated Funded Debt to consolidated EBITDA not greater than 2.0 to 1.0 as of each calendar quarter end, determined on a rolling 4-quarter basis, with "Funded Debt" defined as the sum of all obligations for borrowed money of Borrower and its Subsidiaries (including subordinated debt) plus all capital lease obligations,  of Borrower and its Subsidiaries on a consolidated basis, and with "EBITDA" defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense, amortization expense and non-cash impairment charges.

(b)           Its net income after tax (excluding noncash stock compensation) determined at the end of each fiscal year for Borrower and its Subsidiaries on a consolidated basis of not less than $1.00 for such fiscal year and its pre-tax profit (excluding noncash stock compensation) for each fiscal quarter at the end of such fiscal quarter of not less than $1.00.

(c)           Tangible Net Worth not less than $400,000,000.00 at any time, with "Tangible Net Worth" defined as the aggregate of total stockholders' equity less any intangible assets.

Section 5.12 New Subsidiaries; Dormant Subsidiaries; Guarantors.  The Borrower shall promptly and diligently take all actions necessary to cause any Subsidiary that subsequently undertakes to conduct any business operations (each a "Dormant Subsidiary"), any new Subsidiary (each a "New Subsidiary") or any other existing Subsidiary that is not a Guarantor hereunder (each an "Existing Non-Guarantor Subsidiary"), to become a Guarantor under the Guaranty by delivering to Lender an executed Guaranty in the form attached hereto as Exhibit "B", and such other documents as the Lender may reasonably request (each being a "New Guaranty").  Each New Subsidiary shall provide to Lender a fully executed New Guaranty within 30 days of being acquired or formed.  Each Dormant Subsidiary shall provide to Lender a fully executed New Guaranty within 30 days of undertaking to conduct any business or operations.  Each Existing Non-Guarantor Subsidiary shall provide to Lender a fully executed New Guaranty immediately upon demand by Lender.  Each Subsidiary, including an Existing Non-Guarantor Subsidiary, that becomes a Guarantor pursuant to the requirements of this Section 5.12 shall be deemed to be added to Schedules 2.19 and 3.15 without any further revision or modification to said schedules.  Lender hereby agrees and acknowledges that the failure of any Dormant Subsidiary or New Subsidiary to become a Guarantor hereunder during the 30-day period referenced herein shall not be deemed a violation of this Agreement.

              ARTICLE 6

NEGATIVE COVENANTS

The Borrower covenants and agrees that, at all times prior to Termination, it will not, and will not permit any Subsidiary, without the consent of the Lender, to:

Section 6.1 Liens.  Incur, create, assume or permit to exist any Liens on any of the Borrower's property or assets or that of any Subsidiary, including without limitation, "accounts" and "inventory" (each as defined in the Arizona Uniform Commercial Code) and fixed assets (including without limitation tractors, trailers and real estate) or such property or assets of any Subsidiary, whether such property or assets are now owned or hereafter acquired by the Borrower, or by a Subsidiary, or on any income or rights in respect of any thereof, to secure any Indebtedness; provided that the foregoing shall not apply to Liens on the property or assets of the Borrower or any Subsidiary:

(i) existing on the date hereof and described in Schedule "6.1" and any refinancing thereof;

(ii) in favor of the Lender;

(iii) for unpaid taxes, assessments, or other governmental charges or levies that either (a) are not yet delinquent, or (ii) the underlying taxes, assessments, or charges or levies are subject of a promptly instituted protest and Borrower has establishes a reserve with respect thereto (in an amount reasonably satisfactory to Lender);

(iv)           resulting from judgments arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default;

 (v)           with respect to any real property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof;

(vi)           for carrier's, warehousemen's, mechanic's and materialmen's, repairmen's and other Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on its books;

(vii)           resulting from pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

(viii)           resulting from deposits to secure performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in each case in the ordinary course of business;

(ix)           resulting from any secured indebtedness permitted under Section 6.2 of this Agreement;

(x)           on property acquired in any Permitted Acquisition, provided that such Liens extend only to the property so acquired and were not created in contemplation of such acquisition; and

(xi)           arising solely by virtue of any statutory or common law provision relating to bankers' liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor deposit institution.

Section 6.2 Indebtedness.  Become or remain obligated either directly or as a guarantor or surety for any Indebtedness for borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, or for any Indebtedness incurred in connection with the acquisition of any property, real or personal, tangible or intangible including, but not limited to, lease purchase agreements or sale leasebacks, except:

(a) Indebtedness to the Lender hereunder;

(b) Unsecured trade, utility or accounts payable arising in the ordinary course of its business;

(c) The Indebtedness disclosed on Schedule 6.2 attached hereto and any other Indebtedness disclosed in the most recent financial statements of the Borrower submitted to the Lender on or prior to the date of this Agreement; and

(d) Indebtedness incurred in connection with Capital Leases and purchase money Indebtedness in an aggregate amount not to exceed $75,000,000.00 at any one time; provided that (i) such Indebtedness is secured only by the assets being acquired with such Indebtedness; and (ii) such Indebtedness is incurred prior to or within 90 days after the acquisition of the asset.

(e) Indebtedness incurred as a result of a Permitted Acquisition, provided that such Indebtedness was not created in contemplation of such acquisition.

Section 6.3 Merger, Consolidation, Transfer of Assets.  Merge into or consolidate with any other entity without the written consent of the Lender; make any substantial change in the nature of the Borrower's or any Subsidiary's business as conducted as of the date hereof or any business reasonably related thereto; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of the Borrower's or any Subsidiary's assets except in the ordinary course of its business, nor transfer all or a substantial or material portion of the Borrower's assets to its Subsidiaries.

Section 6.4 Accounting Change.  Change the times of commencement or termination of its fiscal year or other accounting periods; or change its methods of accounting other than to conform to GAAP so as to constitute sound accounting practice.

Section 6.5 Guarantee.  Except with respect to Indebtedness permitted pursuant to Section 6.2 hereof, guarantee, directly or indirectly, or otherwise become contingently liable or obligated for, any indebtedness or obligations of any other person or entity (except for the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) or pledge or hypothecate any assets of the Borrower or security for, any liabilities or obligations of any other person or entity.

Section 6.6 ERISA Liabilities.  Create or suffer to exist ERISA Liabilities in an aggregate amount for all Plans in excess of $25,000,000.00.

Section 6.7 Negative Pledge Agreement.  Covenant with another creditor not to pledge any portion of its assets to Lender.

Section 6.8 Loans, Advances, Investments.  Make loans or advances to or investments in any person or entity exceeding $50,000,000.00 in the aggregate principal  amount outstanding at any one time, except any loans and investments made by Borrower among its Subsidiaries.

Section 6.9 Acquisitions.  Make any Acquisitions in excess of $50,000,000.00 other than Permitted Acquisitions.

                ARTICLE 7

EVENTS OF DEFAULT

In case of the happening of any of the following events (herein called "Events of Default"):

(a) default shall be made in the payment of any principal or interest on any Loan or any Fee, indemnification amount or any other amount due from the Borrower under the Loan Documents whether at the due date thereof or by acceleration thereof or otherwise, when and as the same shall become due and payable;

(b) any representation or warranty made or deemed made by the Borrower or a Guarantor in connection with the Loan Documents or in any report, certificate or other instrument furnished by the Borrower pursuant to the Loan Documents or with the Borrowings hereunder shall prove to have been incorrect, false or misleading in any material respect when made or delivered or when deemed made in accordance with the terms hereof;

(c) any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and except with respect to any such default as to a Financial Covenant or which by its nature can not be cured; such default shall continue for a period of twenty (20) days from its occurrence;

(d) the Borrower or any Subsidiary shall fail to make when due any payment (of whatever amount) on any Indebtedness owed to any Person (other than Lender or an Affiliate of Lender) involving an aggregate amount of $1,000,000 or more (whether due by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after applicable notice and grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any failure by the Borrower or any Subsidiary to perform any covenant or agreement on its part to be performed under any agreement or instrument evidencing or security relating to such Indebtedness shall result after the applicable notice and grace period, if any, in the acceleration of the maturity of a portion of such Indebtedness;

(d)(A)  the Borrower or any Subsidiary shall fail to make when due any payment (of whatever amount), whether due by scheduled maturity, required prepayment, acceleration, demand or otherwise, on any Indebtedness owed to Lender or an Affiliate of Lender (other than the Loans), including without limitation any such Indebtedness pursuant to any agreement with respect to any interest rate swap or similar transaction,  and such failure shall continue after applicable notice and grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any failure by the Borrower or any Subsidiary to perform any covenant or agreement on its part to be performed under any agreement or instrument evidencing or security relating to such Indebtedness shall result after the applicable notice and grace period, if any, in the acceleration of the maturity of a portion of such Indebtedness;

(e) the Borrower or any Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency or similar law, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for such corporation or for a substantial part of its property, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due, or (vii) take corporate action for the purpose of effecting any of the foregoing;

(f) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or a Guarantor or of a substantial part of the property under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Borrower or a Guarantor or for a substantial part of its property, or (iii) the winding-up or liquidation of the Borrower or a Guarantor, and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(g) either of (A) the occurrence of any one or more Reportable Events or (B) a failure to make a "required payment" under the provisions of Section 412(n)(1) of the Code shall have occurred with respect to any Plan or Plans and the occurrence of either (A) or (B) above shall have resulted in any of (1) liability of the Borrower to the PBGC or to one or more Plans in an aggregate amount exceeding $1,000,000.00, (2) the termination of the respective Plan or Plans by the PBGC, (3) the appointment by the appropriate United States District Court of a trustee to administer such Plan or Plans, or (4) for the imposition of a Lien in favor of such Plan or Plans;

(h) any material provision of the Loan Documents ceases to be valid and binding on or enforceable against the Borrower or a Guarantor;

(i) there shall have occurred a Change in Control;

(j) the liquidation, termination or dissolution of the Borrower or any of its directors, stockholders or members shall take action seeking to effect the dissolution or liquidation of the Borrower;

(k) the occurrence of any adverse change in the financial condition of Borrower or any Guarantor, that the Lender, in its reasonable discretion, deems material, or if the Lender in good faith shall believe that the prospect of payment or performance of the Loans is impaired or is likely to be substantially impaired; or

(l) the filing of a notice of judgment lien against the Borrower or a Subsidiary; or the recording of any abstract of judgment against the Borrower or a Subsidiary in any county in which the Borrower or a Subsidiary has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of the Borrower or a Subsidiary; or the entry of a judgment against the Borrower or a Subsidiary, in each case for an amount in excess of $750,000.00 that is not covered by insurance and subject to the right of the Borrower or a Subsidiary to contest such action pursuant to Section 5.3 hereof;

then, and in any such event, and at any time thereafter during the continuance of such event, the Lender, shall, by written or telecopy notice to the Borrower, take either or both of the following actions at the same or different times:

(i) terminate forthwith the Lender's Commitment, including without limitation terminate any obligation to make any further advances under the RLC Facility;

(ii) declare any or all of the Loans to be forthwith due and payable, whereupon the principal of such Loans, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under the Note, shall become forthwith due and payable together with interest thereon as provided in Section 2.9, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in the Note to the contrary notwithstanding;

(iii) exercise any or all of its rights under the Guaranties and/or available to it pursuant to applicable law; and

(iv) require that the Borrower deposit cash with the Lender in an amount equal to the Letter of Credit Balance as collateral (under its sole dominion and contract) for the repayment of drawings under outstanding Letters of Credit;

provided, however, that in the case of an Event of Default specified in paragraph (e) or (f) above involving the Borrower, without notice to the Borrower or any other act by the Lender, the Commitment shall automatically terminate and all Loans together with all such interest, Fees and other amounts, shall become immediately due and payable, all without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in the Note to the contrary notwithstanding.

                   ARTICLE 8

MISCELLANEOUS

Section 8.1 Notices.  Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy, graphic scanning or other telegraphic communications equipment of the sending party, as follows:

(a) if to the Borrower, to it at 5601 West Buckeye Road, Phoenix, Arizona 85043, Attention: Chief Financial Officer; and

(b) if to the Lender, to it at 100 West Washington, Phoenix, Arizona 85003, Attention: Arizona RCBO.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or other telegraphic communications equipment of the sender, or on the date five (5) Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section or in accordance with the latest unrevoked direction from such party given in accordance with this Section.

Section 8.2 Survival of Agreement.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lender and shall survive the making by the Lender of the Loans, and the execution and delivery to the Lender of the Note evidencing such Loans, regardless of any investigation made by the Lender or on its behalf, and shall continue in full force and effect until Termination has occurred.

Section 8.3 Binding Effect; Beneficiaries.

(a) This Agreement shall become effective when it shall have been executed by the Borrower and the Lender, and thereafter shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns.

(b) This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

(c) Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

Section 8.4 Successors and Assigns.

(a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower or the Lender that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) The Lender at its own expense may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment, and the Loans at the time owing to it and the Note held by it); provided, however, that (i) except in the case of an assignment to an Affiliate of the Lender, so long as there is no Event of Default outstanding, the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) each such assignment shall be of a constant, and not a varying, percentage of all the Lender's rights and obligations under this Agreement, (iii) except in the case of an assignment to an Affiliate of the Lender, the amount of the Commitment subject to each such assignment shall not be less than $5,000,000.00 or such lesser amount if such amount is the entire Commitment of the Lender, and (iv) any increased costs by reason of any such assignment will not be borne by the Borrower.

(c) The Lender may without the consent of the Borrower sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it and the Note held by it); provided, however, that (i) the Lender's obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.13, 2.15 and 2.17 to the same extent as if it were the Lender (however no participating bank or entity shall be entitled to claim a greater amount than could have been claimed by the Lender from whom the participation was acquired), and (iv) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under this Agreement, and the Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement.  No entity acquiring a participation pursuant to this paragraph (c) shall by virtue of such participation have any direct voting rights under this Agreement.

(d) The Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.4, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to the Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of such information, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree to preserve the confidentiality of such information on terms no less restrictive than those applicable to the Lender pursuant to Section 8.17.

(e) The Lender may at any time assign all or any portion of its rights under this Agreement and the Note issued to it to a Federal Reserve Bank; provided that no such assignment shall release the Lender from any of its obligations hereunder.

(f) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Lender.

Section 8.5 Expenses; Indemnity.

(a) The Borrower agrees to pay all out-of-pocket expenses reasonably incurred by the Lender in connection with the preparation of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) or reasonably incurred by the Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or the Note issued hereunder, including without limitation the reasonable fees, charges and disbursements of the counsel for the Lender, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of counsel for the Lender.  The Borrower further agrees that it shall indemnify the Lender from and hold it harmless against any documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any of the other Loan Documents.

(b) The Borrower agrees to indemnify the Lender, and each of its Affiliates, directors, officers, employees and agents (each such Person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including without limitation reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the transactions contemplated thereby, (ii) the use of the proceeds of the Loans pursuant to the request of the Borrower, or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) The provisions of this Section shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Lender.  All amounts due under this Section shall be payable on written demand therefor.

Section 8.6 Right of Setoff.  If an Event of Default shall have occurred and be continuing and the Loans shall have been declared immediately due and payable pursuant to Article VII, the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and any other Loan Documents held by the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured; provided that such right of setoff shall not apply to amounts which may be held in (i) trust accounts or (ii) asset management accounts, including without limitation brokerage accounts, cash management accounts or other money management or investment accounts of a non-depository nature with the Lender.  The rights of the Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which the Lender may have.

Section 8.7 Applicable Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF ARIZONA APPLICABLE TO CONTRACTS MADE AND TO BE ENFORCED ENTIRELY WITHIN THAT STATE.

Section 8.8 Waivers; Amendment.

(a) No failure or delay of a party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies which they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by a party therefrom shall in any event be effective unless the same shall be permitted by Paragraph (b) of this Section and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on a party in any case shall entitle that party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender.

Section 8.9 Interest Rate Limitation.  Notwithstanding anything herein or in the Note to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively, the "Charges"), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by the Lender, shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender in accordance with applicable law, the rate of interest payable under the Note held by the Lender, together with all Charges payable to the Lender, shall be limited to the Maximum Rate.  Borrower hereby agrees to the payment of interest with respect to the Loans and Borrowings under the Loans at the respective applicable rates determined pursuant to this Agreement, in each case as increased by any rate of interest resulting from any charges in the nature of interest paid or payable in connection with the Loans, the Note and/or this Agreement.

Section 8.10 Entire Agreement.  This Agreement and the other Loan Documents constitute the entire contract between the parties relating to the subject matter hereof.  Any previous agreement among any of the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.  Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 8.11 Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8.12 Counterparts and Signature Pages.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.  All parties hereto authorize the Lender to gather and attach manually executed counterpart signature pages to counterpart copies of this Agreement in order to constitute one or more counterparts bearing evidence of manual execution by all parties.

Section 8.13 Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 8.14 Arbitration.

(a) Arbitration.  The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the loan and related Loan Documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b) Governing Rules.  Any arbitration proceeding will (i) proceed in a location in Phoenix, Arizona selected by the American Arbitration Association ("AAA"); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA's commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA's optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the "Rules").  If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control.  Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute.  Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure.  The arbitration requirement does not limit the right of any party to (i) foreclose against personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding.  This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d) Arbitrator Qualifications and Powers.  Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00.  Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators selected according to the Rules; provided, however, that all three arbitrators must actively participate in all hearings and deliberations.  Each arbitrator will be a neutral attorney licensed in the State of Arizona or a neutral retired judge of the state or federal judiciary of Arizona, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated.  The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim.  In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication.  The arbitrator shall resolve all disputes in accordance with the substantive law of Arizona and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award.  The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Arizona Rules of Civil Procedure or other applicable law.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery.  In any arbitration proceeding discovery will be permitted in accordance with the Rules.  All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than twenty (20) days before the hearing date and within one hundred eighty (180) days of the filing of the dispute with the AAA.  Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations.  The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

(g) Payment Of Arbitration Costs And Fees.  The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Miscellaneous.  To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within one hundred eighty (180) days of the filing of the dispute with the AAA.  No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation.  If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control.  This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

Section 8.15 Jurisdiction; Consent to Service of Process.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of Arizona State court or Federal court of the United States of America sitting in Phoenix, Arizona, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Arizona State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any Arizona State or Federal court sitting in Phoenix, Arizona.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.1.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 8.16 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY (AMONG OTHER THINGS) THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.17 Confidentiality.  The Lender agrees to keep confidential (and to cause its officers, directors, employees, agents and representatives to keep confidential) the Information (as defined below), except that the Lender shall be permitted to disclose Information (i) to such of its officers, directors, employees, agents and representatives (including outside counsel) as need to know such Information; (ii) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or requested by any bank regulatory authority (provided that the Lender shall, except for Information requested by any such bank regulatory authority, promptly notify the Borrower (to the extent practicable and lawful, notice shall be given to the Borrower before such disclosure is made so as to permit the Borrower to seek a protective order) of the circumstances and content of each such disclosure and shall request confidential treatment of any Information so disclosed); (iii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Agreement, (B) becomes available to the Lender on a non-confidential basis from a source other than the Borrower or its Affiliates, or (C) was available to the Lender on a non-confidential basis prior to its disclosure to the Lender by the Borrower or its Affiliates; or (iv) to the extent the Borrower shall have consented to such disclosure in writing.  As used in this Section 8.17, as to the Lender, "Information" shall mean any financial statements, materials, documents and other information that the Borrower or any of its Affiliates may have furnished or may hereafter furnish to the Lender in connection with this Agreement or any other materials prepared by any such person from any of the foregoing.  Lender shall be deemed to have complied with its obligations under this Section 8.17 if Lender has exercised the same degree of care to maintain the confidentiality of Lender's own confidential information.

Section 8.18 Amendment and Restatement.  This Agreement amends and restates in its entirety that certain Credit Agreement dated September 15, 2005, executed by and between Borrower and Lender, as amended from time to time (the "Original Credit Agreement").  The Original Credit Agreement and all documents, instruments, agreements and contracts executed, delivered or required in connection with the Original Credit Agreement, as amended, modified, and/or restated from time to time, are hereinafter the "Original Loan Documents."  All outstanding loans made pursuant the Original Credit Agreement, and all outstanding accrued and unpaid interest thereunder, shall automatically be outstanding loans and accrued and unpaid interest made pursuant to this Agreement.  Neither Borrower or any Guarantor hereunder has any  claims, counterclaims, defenses, or set-offs with respect to the Original Loan Documents or the loan or the loan documents described therein.  Borrower and each Guarantor hereunder fully, finally, and absolutely and forever releases and discharges Lender and its present and former directors, shareholders, officers, employees, agents, representatives, successors and assigns, and their separate and respective heirs, personal representatives, successors and assigns, from any and all actions, causes of action, claims, debts, damages, demands, liabilities, obligations, and suits, of whatever kind or nature, in law or equity of Borrower or such Guarantor, whether now known or unknown to Borrower or any Guarantor, and whether contingent or matured, (i) in respect of the Original Loan Documents in respect of the loan or the loan documents described therein, and (ii) arising from events occurring prior to the date of this Agreement.  All of the liens or security interests, if any, created under the Original Credit Agreement or any of the Original Loan Documents, as amended and restated from time to time, shall secure all obligations described in this Agreement.

[SIGNATURES ON FOLLOWING PAGE.  REMAINDER OF THIS PAGE LEFT BLANK INTENTIONALLY.]

IN WITNESS WHEREOF, the Borrower and the Lender have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

KNIGHT TRANSPORTATION, INC.,
an Arizona corporation

By: /s/ David A. Jackson
Name: David A. Jackson
Its: President

"Borrower"

WELLS FARGO BANK, NATIONAL
ASSOCIATION

By: /s/ Keri Tignini
Name: Keri Tignini
Its: Senior Vice President

"Lender"

CONSENT AND AGREEMENT OF GUARANTORS

Each of the undersigned Guarantors executed a Continuing Guaranty (each, a "Guaranty") as described in the Credit Agreement dated as of September 15, 2005 (as amended from time to time, the "Prior Credit Agreement") between WELLS FARGO BANK, NATIONAL ASSOCIATION and KNIGHT TRANSPORTATION, INC., an Arizona corporation.  Each of the undersigned Guarantors hereby consents to the amendment and restatement of the Prior Credit Agreement as set forth in the foregoing Amended and Restated Credit Agreement dated October 21, 2013 (the "Credit Agreement").  Each of the undersigned Guarantors hereby reaffirms: (i) all of the obligations under its respective Guaranty; (ii) that its respective Guaranty continues in full force and effect; and (iii) the waivers of each and every one of the possible defenses to such Guarantor's obligations under its respective Guaranty.  Furthermore, each Guarantor agrees that all references in its respective Guaranty to any loan or credit agreement shall be deemed a reference to the Credit Agreement, as amended and restated above and from time to time in the future.  By singing below each Guarantor joins in and agrees to be bound by any of the provisions of the Credit Agreement, including the provisions of Section 8.18, applicable to such Guarantor.

QUAD-K LLC, an Arizona limited liability
company

By: /s/ David A. Jackson
Name: David A. Jackson
Its: President

KNIGHT TRANSPORTATION SERVICES, INC.,
an Arizona corporation

By: /s/ David A. Jackson
Name: David A. Jackson
Its: President

KNIGHT MANAGEMENT SERVICES, INC.,
an Arizona corporation

By: /s/ David A. Jackson
Name: David A. Jackson
Its: President

KNIGHT REFRIGERATED, LLC,
an Arizona limited liability company

By: /s/ David A. Jackson
Name: David A. Jackson
Its: President

KNIGHT TRUCK & TRAILER SALES, LLC,
an Arizona limited liability company

By: /s/ David A. Jackson
Name: David A. Jackson
Its: President

KNIGHT BROKERAGE, LLC,
an Arizona limited liability corporation

By: /s/ David A. Jackson
Name: David A. Jackson
Its: President

SQUIRE TRANSPORTATION, LLC,
an Arizona limited liability company

By: /s/ David A. Jackson
Name: David A. Jackson
Its: President

KNIGHT CAPITAL GROWTH, LLC,
an Arizona limited liability company

By: /s/ David A. Jackson
Name: David A. Jackson
Its: Treasurer

KNIGHT PORT SERVICES, LLC,
an Arizona limited liability company

By: /s/ David A. Jackson
Name: David A. Jackson
Its: President

KNIGHT AG SOURCING, LLC,
an Arizona limited liability company

By: /s/ David A. Jackson
Name: David A. Jackson
Its: President

ARIZONA HAY PRESS, LLC,
an Arizona limited liability company

By: /s/ David A. Jackson
Name: David A. Jackson
Its: President
Dated as of: October 21, 2013

EXHIBIT "A"

AMENDED AND RESTATED REVOLVING CREDIT NOTE

(RLC Facility)

$300,000,000.00                                                                                          October 21, 2013
                                                                                                Phoenix, Arizona

FOR VALUE RECEIVED, the undersigned (hereinafter called "Maker"), hereby promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (the "Lender"), at 100 West Washington, Phoenix, Arizona 85003 (Attention: Arizona RCBO) in Dollars in immediately available funds, the principal sum of THREE HUNDRED MILLION AND NO/100 DOLLARS ($300,000,000.00) or the aggregate unpaid principal amount of all Borrowings of the Revolving Loan (as such terms and each other capitalized term used herein are defined in the Credit Agreement hereinafter referred to) made by the Lender pursuant to the Credit Agreement, whichever is less, and to pay interest in like funds from the date hereof on the unpaid balance thereof at the rates of interest per annum and at the times specified in the Credit Agreement.

Principal hereof shall be payable in the amounts and at the times set forth in the Credit Agreement.

Maker agrees to an effective rate of interest that is the rate set forth in the applicable provisions of the Credit Agreement plus any additional rate of interest resulting from any other charges in the nature of interest paid or to be paid by or on behalf of Maker, or any benefit received or to be received by the Lender, in connection with this Note.

This Note is the revolving credit note referred to in Section 2.7 of the Amended and Restated Credit Agreement dated as of October 21, 2013 by and between Maker and the Lender (as the same may be amended, modified or restated from time to time, the "Credit Agreement").  All of the terms, conditions and covenants of the Credit Agreement are expressly made a part of this Note by reference in the same manner and with the same effect as if set forth herein at length and the Lender or any transferee of this Note (sequentially, the "Holder") is entitled to the benefits of and remedies provided in the Credit Agreement and any other agreements by and between Maker and the Lender.  Reference is made to the Credit Agreement for provisions regarding the maturity, payment, prepayment and acceleration of the indebtedness evidenced hereby.

After maturity, including maturity upon acceleration, all unpaid amounts of this Note shall bear interest at the Default Rate.  Maker agrees to pay all collection expenses, including reasonable attorneys' fees and court costs, incurred in the collection or enforcement of all or any part of this Note in which the Holder is the prevailing party.  In the event of any court proceedings, court costs and attorneys' fees shall be set by the court and not by jury and shall be included in any judgment obtained by the Holder.

Failure of the Holder to exercise any option hereunder shall not constitute a waiver of the right to exercise same in the event of any subsequent default, or in the event of continuance of any existing default after demand for strict performance hereof.

This Amended and Restated Revolving Credit Note is an amendment and restatement of that certain Revolving Credit Note dated September 15, 2005, as amended and restated from time to time, executed by Maker and payable to the order of Lender in the original principal amount of $25,000,000.00, as subsequently modified, amended and increased from time to time (the "Original Note”).  This Note evidences a continuation and increase of the indebtedness evidenced by the Original Note.  The Maker hereby acknowledges and agrees that such indebtedness has not been repaid or extinguished and that the execution hereof does not constitute a novation of the Original Note.  Moreover, this Note shall be entitled to all security and collateral to which the Original Note was entitled, if any, without change or diminution in the priority of any lien or security interest granted to secure the Original Note.

This Note is entitled to the benefit of the Credit Agreement and the other Loan Documents.

This Note shall be binding upon Maker and its successors and assigns and shall inure to the benefit of the payee hereof, and any subsequent transferees of this Note, and their successors and assigns.

This Note shall be governed by and construed according to the laws of the State of Arizona.

IN WITNESS WHEREOF, Maker has caused this Note to be executed by its duly authorized corporate agent as of the day and year first above written.

                                     KNIGHT TRANSPORTATION, INC.,
                                      an Arizona corporation

                                     By:
                                     Name: ________________________
                                     Title:  _________________________

"MAKER"

EXHIBIT "B"

FORM OF CONTINUING GUARANTY

TO:           WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

1. GUARANTY; DEFINITIONS.  In consideration of any credit or other financial accommodation heretofore, now or hereafter extended or made to KNIGHT TRANSPORTATION, INC., an Arizona corporation (the "Borrower"), by WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender under the hereinafter defined Credit Agreement (the "Lender"), and for other valuable consideration, the undersigned ("Guarantor"), unconditionally guarantees and promises to pay to the Lender, or order, on demand in lawful money of the United States of America and in immediately available funds, any and all Indebtedness of Borrower to the Lender.  The term "Indebtedness" is used herein in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of Borrower, heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including under any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement, and whether Borrower may be liable individually or jointly with others, or whether recovery upon such Indebtedness may be or hereafter becomes unenforceable.  The term "Credit Agreement" means that Amended and Restated Credit Agreement dated as of October 21, 2013 of and between the Borrower and the Lender, as may be amended, modified, restated or replaced from time to time.

2. MAXIMUM LIABILITY; SUCCESSIVE TRANSACTIONS; REVOCATION; OBLIGATION UNDER OTHER GUARANTIES.  This is a continuing guaranty and all rights, powers and remedies hereunder shall apply to all past, present and future Indebtedness of the Borrower to the Lender, including that arising under successive transactions which shall either continue the Indebtedness, increase or decrease it, or from time to time create new Indebtedness after all or any prior Indebtedness has been satisfied, and notwithstanding the death, incapacity, dissolution, liquidation or bankruptcy of any of the Borrower or Guarantor or any other event or proceeding affecting any of the Borrower or Guarantor.  This Guaranty shall not apply to any new Indebtedness created after actual receipt by the Lender of written notice of its revocation as to such new Indebtedness; provided, however, that loans or advances made by the Lender to the Borrower after revocation under commitments existing prior to receipt by the Lender of such revocation, and extensions, renewals or modifications, of any kind, of Indebtedness incurred by the Borrower or committed by the Lender prior to receipt by the Lender of such revocation, shall not be considered new Indebtedness.  Any such notice must be sent to the Lender by registered U.S. mail, postage prepaid, addressed to its office at 100 West Washington, 25th Floor, MAC S 4101-251, Phoenix, Arizona 85003, or at such other address as the Lender shall from time to time designate.  Any payment by Guarantor shall not reduce Guarantor's maximum obligation hereunder unless written notice to that effect is actually received by the Lender at or prior to the time of such payment.  The obligations of Guarantor hereunder shall be in addition to any obligations of Guarantor under any other guaranties of any liabilities or obligations of the Borrower or any other persons heretofore or hereafter given to the Lender unless said other guaranties are expressly modified or revoked in writing; and this Guaranty shall not, unless expressly herein provided, affect or invalidate any such other guaranties.

3. OBLIGATIONS JOINT AND SEVERAL; SEPARATE ACTIONS; WAIVER OF STATUTE OF LIMITATIONS; REINSTATEMENT OF LIABILITY.  The obligations hereunder are joint and several as to any other guarantor and independent of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against Guarantor whether action is brought against the Borrower or any other person, or whether the Borrower or any other person is joined in any such action or actions.  Guarantor acknowledges that this Guaranty is absolute and unconditional, there are no conditions precedent to the effectiveness of this Guaranty, and this Guaranty is in full force and effect and is binding on Guarantor as of the date written below, regardless of whether the Lender obtains collateral or any guaranties from others or takes any other action contemplated by Guarantor.  Guarantor waives the benefit of any statute of limitations affecting Guarantor's liability hereunder or the enforcement thereof, and Guarantor agrees that any payment of any Indebtedness or other act which shall toll any statute of limitations applicable thereto shall similarly operate to toll such statute of limitations applicable to Guarantor's liability hereunder.  The liability of Guarantor hereunder shall be reinstated and revived and the rights of the Lender shall continue if and to the extent for any reason any amount at any time paid on account of any Indebtedness guaranteed hereby is rescinded or must otherwise be restored by the Lender, whether as a result of any proceedings in Bankruptcy or reorganization or otherwise, all as though such amount had not been paid.  The determination as to whether any amount so paid must be rescinded or restored shall be made by the Lender in its sole discretion; provided, however, that if the Lender chooses to contest any such matter at the request of Guarantor, Guarantor agrees to indemnify and hold the Lender harmless from and against all costs and expenses, including reasonable attorneys' fees, expended or incurred by the Lender in connection therewith, including without limitation, in any litigation with respect thereto.

4. AUTHORIZATIONS TO THE LENDER.  Guarantor authorizes the Lender either before or after revocation hereof, without notice to or demand on Guarantor, and without affecting Guarantor's liability hereunder, from time to time to: (a) alter, compromise, renew, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Indebtedness or any portion thereof, including increase or decrease of the rate of interest thereon; (b) take and hold security for the payment of this Guaranty or the Indebtedness or any portion thereof, and exchange, enforce, waive, subordinate or release any such security; (c) apply such security and direct the order or manner of sale thereof, including without limitation, a non-judicial sale permitted by the terms of the controlling security agreement, mortgage or deed of trust, as the Lender in its discretion may determine; (d) release or substitute any one or more of the endorsers or any other guarantors of the Indebtedness, or any portion thereof, or any other party thereto; and (e) apply payments received by the Lender from the Borrower to any Indebtedness of the Borrower to the Lender, in such order as the Lender shall determine in its sole discretion, whether or not such Indebtedness is covered by this Guaranty, and Guarantor hereby waives any provision of law regarding application of payments which specifies otherwise.  The Lender may without notice assign this Guaranty in whole or in part.  Upon the Lender's request, Guarantor agrees to provide to the Lender copies of Guarantor's financial statements.

5. REPRESENTATIONS AND WARRANTIES.  Guarantor represents and warrants to the Lender that: (a) Guarantor shall not, without the Lender's prior written consent, sell, lease, assign, encumber, hypothecate, transfer or otherwise dispose of all or a substantial or material part of Guarantor's assets other than in the ordinary course of Guarantor's business or to the Borrower or another Guarantor; (b) Lender has made no representation to Guarantor as to the creditworthiness of any of the Borrower; and (c) Guarantor has established adequate means of obtaining from the Borrower on a continuing basis financial and other information pertaining to the Borrower' financial condition.  Guarantor agrees to keep adequately informed from such means of any facts, events or circumstances which might in any way affect Guarantor's risks hereunder, and Guarantor further agrees that the Lender shall have no obligation to disclose to Guarantor any information or material about the Borrower which is acquired by the Lender in any manner.  Guarantor also agrees not to amend its trust agreement in a material way or that substantially affects the creditworthiness of the Guarantor without the prior written consent of the Lender.

6. GUARANTOR'S WAIVERS.

(a) Guarantor waives any right to require the Lender to: (i) proceed against the Borrower or any other person; (ii) marshal assets or proceed against or exhaust any security held from the Borrower or any other person; (iii) give notice of the terms, time and place of any public or private sale or other disposition of personal property security held from the Borrower or any other person; (iv) take any action or pursue any other remedy in the Lender's power; or (v) make any presentment or demand for performance, or give any notice of nonperformance, protest, notice of protest or notice of dishonor hereunder or in connection with any obligations or evidences of indebtedness held by the Lender as security for or which constitute in whole or in part the Indebtedness guaranteed hereunder, or in connection with the creation of new or additional Indebtedness.

(b) Guarantor waives any defense to its obligations hereunder based upon or arising by reason of: (i) any disability or other defense of the Borrower or any other person; (ii) the cessation or limitation from any cause whatsoever, other than payment in full, of the Indebtedness of the Borrower or any other person; (iii) any lack of authority of any officer, director, partner, agent or any other person acting or purporting to act on behalf of the Borrower which is a corporation, partnership or other type of entity, or any defect in the formation of the Borrower; (iv) the application by the Borrower of the proceeds of any Indebtedness for purposes other than the purposes represented by the Borrower to, or intended or understood by, the Lender or Guarantor; (v) any act or omission by the Lender which directly or indirectly results in or aids the discharge of the Borrower or any portion of the Indebtedness by operation of law or otherwise, or which in any way impairs or suspends any rights or remedies of Lender against the Borrower; (vi) any impairment of the value of any interest in any security for the Indebtedness or any portion thereof, including without limitation, the failure to obtain or maintain perfection or recordation of any interest in any such security, the release of any such security without substitution, and/or the failure to preserve the value of, or to comply with applicable law in disposing of, any such security; (vii) any modification of the Indebtedness, in any form whatsoever, including any modification made after revocation hereof to any Indebtedness incurred prior to such revocation, and including without limitation the renewal, extension, acceleration or other change in time for payment of, or other change in the terms of, the Indebtedness or any portion thereof, including increase or decrease of the rate of interest thereon; or (viii) any requirement that the Lender give any notice of acceptance of this Guaranty.  Until all Indebtedness shall have been paid in full, Guarantor shall have no right of subrogation, and Guarantor waives any right to enforce any remedy which the Lender now has or may hereafter have against the Borrower or any other person, and waives any benefit of, or any right to participate in, any security now or hereafter held by the Lender.  Guarantor further waives all rights and defenses Guarantor may have arising out of (A) any election of remedies by the Lender, even though that election of remedies, such as a non-judicial foreclosure with respect to any security for any portion of the Indebtedness, destroys Guarantor's rights of subrogation or Guarantor's rights to proceed against the Borrower for reimbursement, or (B) any loss of rights Guarantor may suffer by reason of any rights, powers or remedies of the Borrower in connection with any anti-deficiency laws or any other laws limiting, qualifying or discharging the Borrower's Indebtedness, whether by operation of law or otherwise, including any rights Guarantor may have to a fair market value hearing to determine the size of a deficiency following any foreclosure sale or other disposition of any real property security for any portion of the Indebtedness, and Guarantor waives the benefits of A.R.S. §§12-1566, 12-1641 et seq., 33-814, 44-142 and Rule 17(F) of the Arizona Rules of Civil Procedure.

7. THE LENDER'S RIGHTS WITH RESPECT TO GUARANTOR'S PROPERTY IN THE LENDER'S POSSESSION.  In addition to all liens upon and rights of setoff against the monies, securities or other property of Guarantor given to the Lender by law, the Lender shall have a lien upon and a right of setoff against all monies, securities and other property of Guarantor now or hereafter in the possession of or on deposit with the Lender, whether held in a general or special account or deposit or for safekeeping or otherwise, and every such lien and right of setoff may be exercised without demand upon or notice to Guarantor, provided that such right of setoff shall not apply to amounts which may be held in (i) trust accounts or (ii) asset management accounts, including without limitation brokerage accounts, cash management accounts or other money management or investment accounts of a non-depository nature with any lender.  No lien or right of setoff shall be deemed to have been waived by any act or conduct on the part of the Lender, or by any neglect to exercise such right of setoff or to enforce such lien, or by any delay in so doing, and every right of setoff and lien shall continue in full force and effect until such right of setoff or lien is specifically waived or released by the Lender in writing.

8. SUBORDINATION.  Any Indebtedness of the Borrower now or hereafter held by Guarantor is hereby subordinated to the Indebtedness of the Borrower to the Lender.  Such Indebtedness of the Borrower to Guarantor is assigned to the Lender as security for this Guaranty and the Indebtedness and, if the Lender requests, shall be collected and received by Guarantor as trustee for the Lender and paid over to the Lender on account of the Indebtedness of the Borrower to the Lender but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guaranty.  Any notes or other instruments now or hereafter evidencing such Indebtedness of the Borrower to Guarantor shall be marked with a legend that the same are subject to this Guaranty and, if the Lender so requests, shall be delivered to the Lender.  The Lender is hereby authorized in the name of Guarantor from time to time to file financing statements and continuation statements and execute such other documents and take such other action as the Lender deems necessary or appropriate to perfect, preserve and enforce its rights hereunder.

9. REMEDIES; NO WAIVER.  All rights, powers and remedies of the Lender hereunder are cumulative.  No delay, failure or discontinuance of the Lender in exercising any right, power or remedy hereunder shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy.  Any waiver, permit, consent or approval of any kind by the Lender of any breach of this Guaranty, or any such waiver of any provisions or conditions hereof, must be in writing and shall be effective only to the extent set forth in writing.

10. COSTS, EXPENSES AND ATTORNEYS' FEES.  Guarantor shall pay to the Lender immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include reasonable outside counsel fees) expended or incurred by the Lender in connection with the enforcement of any of the Lender's rights, powers or remedies and/or the collection of any amounts which become due to the Lender under this Guaranty, and the prosecution or defense of any action in any way related to this Guaranty, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with the Bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by the Lender or any other person) relating to Guarantor or any other person or entity.  All of the foregoing shall be paid by Guarantor with interest from the date of demand until paid in full at a rate per annum equal to the greater of ten percent (10%) or the Lender's Prime Rate in effect from time to time.

11. SUCCESSORS; ASSIGNMENT.  This Guaranty shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided, however, that Guarantor may not assign or transfer any of its interests or rights hereunder without the Lender's prior written consent.  Guarantor acknowledges that the Lender has the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, any Indebtedness of the Borrower to the Lender and any obligations with respect thereto, including this Guaranty.  In connection therewith, the Lender may disclose all documents and information which the Lender now has or hereafter acquires relating to Guarantor and/or this Guaranty, whether furnished by the Borrower, Guarantor or otherwise.  Guarantor further agrees that the Lender may disclose such documents and information to the Borrower.

12. AMENDMENT.  This Guaranty may be amended or modified only in writing signed by the Lender and Guarantor.

13. OBLIGATIONS OF MARRIED PERSONS.  Any married person who signs this Guaranty as a Guarantor hereby expressly agrees that recourse may be had against his or her separate property (as well as all marital property) for all his or her obligations under this Guaranty.

14. APPLICATION OF SINGULAR AND PLURAL.  In all cases where there is but a single Borrower, then all words used herein in the plural shall be deemed to have been used in the singular where the context and construction so require; and when there is more than one Borrower named herein, or when this Guaranty is executed by more than one Guarantor, the word "Borrower" and the word "Guarantor" respectively shall mean all or any one or more of them as the context requires.

15. UNDERSTANDING WITH RESPECT TO WAIVERS; SEVERABILITY OF PROVISIONS.  Guarantor warrants and agrees that each of the waivers set forth herein is made with Guarantor's full knowledge of its significance and consequences, and that under the circumstances, the waivers are reasonable and not contrary to public policy or law.  If any waiver or other provision of this Guaranty shall be held to be prohibited by or invalid under applicable public policy or law, such waiver or other provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such waiver or other provision or any remaining provisions of this Guaranty.

16. GOVERNING LAW.  This Guaranty shall be governed by and construed in accordance with the laws of the State of Arizona.

17. Counterparts.  This Guaranty may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract.

18. ARBITRATION.

(a) Arbitration.  The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the loan and related loan and security documents which are the subject of this Guaranty and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b) Governing Rules.  Any arbitration proceeding will (i) proceed in a location in Arizona selected by the American Arbitration Association ("AAA"); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA's commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA's optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the "Rules").  If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control.  Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute.  Nothing contained herein shall be deemed to be a waiver by any party that is a Lender of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure.  The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding.  This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d) Arbitrator Qualifications and Powers.  Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00.  Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.  The arbitrator will be a neutral attorney licensed in the State of Arizona or a neutral retired judge of the state or federal judiciary of Arizona, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated.  The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim.  In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication.  The arbitrator shall resolve all disputes in accordance with the substantive law of Arizona and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award.  The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Arizona Rules of Civil Procedure or other applicable law.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery.  In any arbitration proceeding discovery will be permitted in accordance with the Rules.  All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than twenty (20) days before the hearing date and within one hundred eighty (180) days of the filing of the dispute with the AAA.  Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations.  The resolution of any dispute arising pursuant to the terms of this Guaranty shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

(g) Payment Of Arbitration Costs And Fees.  The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Miscellaneous.  To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within one hundred eighty (180) days of the filing of the dispute with the AAA.  No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation.  If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the documents between the parties or the subject matter of the dispute shall control.  This arbitration provision shall survive termination, amendment or expiration of any of the documents or any relationship between the parties.

IN WITNESS WHEREOF, the undersigned Guarantor has executed this Guaranty as of _____________, 20___.

                                           By: ______________________________
                                           Name: ____________________________
                                           Title: _____________________________

EXHIBIT "C"

QUARTERLY COMPLIANCE CERTIFICATE

FOR FISCAL QUARTER ENDING

________________, 20__

WELLS FARGO BANK, NATIONAL ASSOCIATION
100 West Washington
Phoenix, Arizona  85003

Attn:           Arizona RCBO                                                                                                          Date:_________________

Dear Ladies and Gentlemen:

This Quarterly Compliance Certificate refers to the Amended and Restated Credit Agreement dated as of October 31, 2013 (as it may hereafter be amended, modified, extended or restated from time to time, the "Credit Agreement"), between KNIGHT TRANSPORTATION, INC., an Arizona corporation (the "Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION as the Lender.  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to Section 5.4 of the Credit Agreement, the undersigned, a Financial Officer of Borrower, certifies that:

1.           Enclosed are the required financial statements for the [quarter] [fiscal year] (the "Reporting Period") ending for the Borrower as required under Section 5.4 of the Credit Agreement.

2.           To the best of the undersigned's knowledge, no "Event of Default" or Potential Default has occurred [or if so, specifying the nature and extent thereof and any corrective actions taken or to be taken].

3.           As of the last day of the Reporting Period, the computations below were true and correct:

I.	Section 5.11(a)	Funded Debt to EBITDA

	Numerator:	Consolidated Funded Debt
		Obligations for Borrowed Money (including subordinated debt)	$___________________
		+Capital Lease Obligations	($__________________)

		=Total Consolidated Funded Debt	$__________________A

	Denominator:	Consolidated EBITDA
		Net Profit	$___________________
		-Taxes	$___________________
		-Interest Expense (net of capitalized Interest expense)	$___________________
		-Depreciation Expense	$___________________
		-Amortization Expense	$___________________
		-Non-Cash Impairment Charges	$___________________
$__________________B
=Total Consolidated EBITDA

		Consolidated Funded Debt to Consolidated EBITDA Ratio	__________________A/B

		Maximum	2.0x

II.	Section 5.11(b)	(i) Net Income after Tax of Borrower and Subsidiaries at fiscal year end: actual	$___________________
		Requirement	≥ $1.00

		(ii) Pre-Tax Profit at fiscal quarter end: actual	$___________________
		Requirement	≥ $1.00

III.	Section 5.11(c)	Tangible Net Worth

		Total Stockholders' equity	$__________________A
		-intangible assets	$__________________B

		Tangible Net Worth	$________________A-B

		Minimum	$400,000,000.00

                      KNIGHT TRANSPORTATION, INC.,
                      an Arizona corporation

                      By: _______________________
                      Name:  ____________________
                      Title:  _____________________

SCHEDULE 2A.5

EXISTING LETTERS OF CREDIT

L/C No.	Note No.	Beneficiary	Amount	Expiration Date	Start Date
Redacted	Redacted	Redacted	Redacted	Redacted	Redacted
Redacted	Redacted	Redacted	Redacted	Redacted	Redacted
Redacted	Redacted	Redacted	Redacted	Redacted	Redacted
Redacted	Redacted	Redacted	Redacted	Redacted	Redacted
Redacted	Redacted	Redacted	Redacted	Redacted	Redacted
Redacted	Redacted	Redacted	Redacted	Redacted	Redacted
Redacted	Redacted	Redacted	Redacted	Redacted	Redacted
Redacted	Redacted	Redacted	Redacted	Redacted	Redacted
Redacted	Redacted	Redacted	Redacted	Redacted	Redacted
Redacted	Redacted	Redacted	Redacted	Redacted	Redacted
Redacted	Redacted	Redacted	Redacted	Redacted	Redacted
Redacted	Redacted	Redacted	Redacted	Redacted	Redacted
Redacted	Redacted	Redacted	Redacted	Redacted	Redacted
Redacted	Redacted	Redacted	Redacted	Redacted	Redacted
Redacted	Redacted	Redacted	Redacted	Redacted	Redacted
Redacted	Redacted	Redacted	Redacted	Redacted	Redacted
Redacted	Redacted	Redacted	Redacted	Redacted	Redacted
Redacted	Redacted	Redacted	Redacted	Redacted	Redacted

		Total	24,034,388

		Line of Credit	150,000,000
		Actual loans borrowed as of 09-30-2013	(52,000,000)
		Letters of Credit	(24,034,388)

		Line of Credit Available as of 09/30/2013	73,965,612

SCHEDULE 2.19

Guarantors

1.	Knight Refrigerated, LLC, an Arizona limited liability company

2.	Knight Brokerage, LLC, an Arizona limited liability company

3.	Knight Transportation Services, Inc., an Arizona corporation

4.	Knight Truck & Trailer Sales, LLC, an Arizona limited liability company

5.	Quad-K LLC, an Arizona limited liability company

6.	Knight Management Services, Inc., an Arizona corporation

7.	Squire Transportation, LLC, an Arizona limited liability company

8.	Knight Capital Growth, LLC, an Arizona limited liability company

9.	Knight Port Services, LLC, an Arizona limited liability company (formerly known as Knight Intermodal, LLC)

10.	Knight Ag Sourcing, LLC, an Arizona limited liability company

11.	Arizona Hay Press, LLC, an Arizona limited liability company

12.	Knight 101 LLC, an Arizona limited liability company

SCHEDULE 3.15

Borrower's Subsidiaries

1.	Knight Refrigerated, LLC, an Arizona limited liability company

2.	Knight Brokerage, LLC, an Arizona limited liability company

3.	Knight Transportation Services, Inc., an Arizona corporation

4.	Knight Truck & Trailer Sales, LLC, an Arizona limited liability company

5.	Quad-K LLC, an Arizona limited liability company

6.	Knight Management Services, Inc., an Arizona corporation

7.	Squire Transportation, LLC, an Arizona limited liability company

8.	Knight Capital Growth, LLC, an Arizona limited liability company

9.	Knight Port Services, LLC, an Arizona limited liability company (formerly known as Knight Intermodal, LLC)

10.	Knight Ag Sourcing, LLC, an Arizona limited liability company

11.	Arizona Hay Press, LLC, an Arizona limited liability company

12.	Knight 101 LLC, an Arizona limited liability company

SCHEDULE 6.1

EXISTING LIENS

NONE.

SCHEDULE 6.2

EXISTING INDEBTEDNESS

NONE.

AMENDED AND RESTATED CREDIT AGREEMENT

between

KNIGHT TRANSPORTATION, INC.
Borrower

and

WELLS FARGO BANK, NATIONAL ASSOCIATION
Lender

Dated as of October 21, 2013

LIST OF EXHIBITS AND SCHEDULES

Consent and Agreement of Guarantors

Exhibit "A"	-	Revolving Credit Note
Exhibit "B"	-	Form of Continuing Guaranty
Exhibit "C"	-	Form of Quarterly Compliance Certificate

Schedule 2A.5	-	Existing Letters of Credit
Schedule 2.19	-	Guarantors
Schedule 3.15	-	Borrower's Subsidiaries
Schedule 6.1	-	Permitted Liens
Schedule 6.2	-	Existing Indebtedness

Return to Form 8-K